Exhibit 2.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of the 7th day of October, 2022, by and among PLAYSTUDIOS US, LLC, a Delaware limited liability company (“Buyer”), Brainium Studios LLC, an Oregon limited liability company (the “Company”), Farhad Shakiba and Jake Brownson (each, a “Seller Member” and together, the “Seller Members”), and Farhad Shakiba, in his capacity as the Sellers’ Representative, as described in Section 6.07 (the “Sellers’ Representative”). The Company and the Seller Members are sometimes referred to herein individually as a “Seller Party” and collectively as the “Seller Parties.” Buyer and the Seller Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Seller Members collectively own all of the issued and outstanding membership interests (the “Membership Interests”) in the Company;
WHEREAS, each Seller Member wishes to sell to Buyer, and Buyer wishes to purchase from each Seller Member, all of the Membership Interests owned by such Seller Member (such Membership Interests being purchased hereunder the “Purchased Interests”), subject to the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to be legally bound as follows:
ARTICLE I
DEFINITIONS
For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:
“401(k) Plan” has the meaning set forth in Section 6.12.
“ACA” has the meaning set forth in Section 3.19(m).
“Action” means any claim, action, cause of action, demand, hearing, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, formal or informal, public or private, whether at law or in equity.
“Adjusted EBITDA Amount” means the sum of (a) the Closing Adjusted EBITDA Amount plus (b) the Stub Adjusted EBITDA Amount.
“Adjusted EBITDA Earnout Disputed Amounts” has the meaning set forth in Section 2.05(b)(iv).
“Adjusted EBITDA Earnout Payment” has the meaning set forth in Section 2.05(b)(v).
“Adjusted EBITDA Earnout Resolution Period” has the meaning set forth in Section 2.05(b)(iii).
“Adjusted EBITDA Earnout Review Period” has the meaning set forth in Section 2.05(b)(ii).
“Adjusted EBITDA Earnout Statement” has the meaning set forth in Section 2.05(b)(i).
“Adjusted EBITDA Earnout Statement of Objections” has the meaning set forth in Section 2.05(b)(iii).
“Adjusted EBITDA Earnout Undisputed Amounts” has the meaning set forth in Section 2.05(b)(iv).
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any of its Subsidiaries or any direct or indirect predecessor of the Company or any of its Subsidiaries, or any other group of entities filing any Tax Return on a combined, consolidated, unitary or other group basis that, at any time on or before the Closing Date, includes or has included the Company or any of its Subsidiaries or any direct or indirect predecessor of the Company or any of its Subsidiaries.
“Affiliated Party Transactions” has the meaning set forth in Section 3.22.
“Aggregate Purchase Price” has the meaning set forth in Section 2.02.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 7.08.

“Ancillary Documents” means the Escrow Agreement and the Assignment.
“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official or other person to obtain or retain business or otherwise secure a business advantage, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act of 2010 (“Bribery Act”), and all other applicable national and international Laws prohibiting bribery and corruption, including those Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation Laws of any jurisdiction other than the United States.
“Asset Allocation Statement” has the meaning set forth in Section 7.08.
“Assignment” means an assignment of the Purchased Interests to Buyer in a form and substance reasonably satisfactory to Buyer and the Company.
“Audited Financial Statements” has the meaning set forth in Section 3.06.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Benefit Plan” has the meaning set forth in Section 3.19(a).
“Budget and Plan” means the operating budget and plan for the Company for the period beginning on the Closing Date and ending on December 31, 2022, as set forth on Schedule A attached hereto.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Las Vegas, Nevada are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 10.02.
“Buyer Prepared Tax Returns” has the meaning set forth in Section 7.01(b).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.
“Cash” means the aggregate amount of any cash and cash equivalents of the Company as of 12:01 AM Pacific Time on the Closing Date, which shall include any checks, drafts, wire transfers, and credit transactions deposited or made for the account of the Company, but not yet reflected as available proceeds in the Company’s accounts, but which shall exclude (a) the amount necessary to cover outstanding checks and wire transfers that have been mailed, transmitted, or otherwise delivered by the Company but have not cleared their respective banks or other accounts prior to such time and (b) any cash or cash equivalents that are not freely usable because they are subject to restrictions or limitations on use or distribution by Law, Contract or otherwise at such time (other than the certificate of deposit in the amount of $600,000 that was reflected in the Estimated Statements).
“Claim Certificate” has the meaning set forth in Section 10.04(a).
“Closing” has the meaning set forth in Section 2.06.
“Closing Adjusted EBITDA Amount” means $4,923,999, which is the EBITDA Amount for the period beginning January 1, 2022 and ended August 31, 2022, as adjusted pursuant to the EBITDA Calculation Principles, with the calculation set forth on Schedule B attached hereto.
“Closing Certificates” has the meaning set forth in Section 8.02(d).
“Closing Date” has the meaning set forth in Section 2.06.
“Closing Payment Amount” means an amount equal to the sum of (a) Seventy Million Dollars ($70,000,000), plus or minus (as applicable) (b) the amount by which the Estimated Closing Cash Amount is greater than $1,200,000 or the amount by which the Estimated Closing Cash Amount is less than $1,200,000, respectively, minus (c) the Estimated Indebtedness Amount, minus (d) the Estimated Transaction Expenses Amount, and plus or minus (as applicable) (e) the Estimated Positive Working Capital Adjustment Amount or the Estimated Negative Working Capital Adjustment Amount.
“Closing Working Capital” means the Working Capital of the Company determined as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble.
“Company Income Tax Returns” has the meaning set forth in Section 7.01(a).
“Company Intellectual Property” means all Intellectual Property that is owned by the Company.
“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.
“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and registered copyrights, and pending applications for any of the foregoing.
“Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to (a) the privacy of users of the Company Products or of any Company Website, or (b) the collection, storage, disclosure, and transfer of any User Data, Personal Data, or employee information.
“Company Software” has the meaning set forth in Section 3.12(k).
“Company Systems” has the meaning set forth in Section 3.12(h).
“Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of the Company.
“Competing Transaction” has the meaning set forth in Section 6.01(b).
“Contracts” means all written contracts, leases, mortgages, licenses, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements to which a Person is bound.
“COVID-19 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127), the CARES Act, the Consolidated Appropriations Act, 2021 (H.R. 133), any U.S. executive order (including the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020), and any applicable U.S. Treasury regulations or any other applicable Law or other official guidance (including IRS Notice 2020-65 and Notice 2021-11) intended to address the consequences of COVID-19.
“Current Assets” means the current amounts applicable to those line items shown on Schedule C constituting current assets of the Company, but expressly excluding (a) current and deferred Tax assets, (b) Cash of the Company, and (c) receivables from any of the Company’s Affiliates, managers, directors, employees, officers, equityholders or members and any of their respective Affiliates, in all cases, determined in accordance with GAAP.
“Current Liabilities” means the current amounts applicable to those line items shown on Schedule C constituting current liabilities of the Company (less, in the case of accounts payable, the amount reducing Cash necessary to cover any outstanding checks and wire transfers that have been mailed, transmitted, or otherwise delivered by the Company in connection with the payment of such accounts payables, but which have not cleared its banks or other accounts prior to such time), but expressly excluding (a) payables to any of the Company’s Affiliates, managers, directors, employees, officers, equityholders, or members, and any of their respective Affiliates, (b) current and deferred Tax liabilities, (c) income Tax liabilities, (d) Transaction Expenses and (e) the current portion of any Indebtedness of the Company, in all cases, determined in accordance with GAAP.
“Data Room” means the electronic documentation site established by iDeals on behalf of the Company and the Seller Members.
“Deductible” has the meaning set forth in Section 10.07(a).
“Deferred Payroll Taxes” means (i) the employer portion of any payroll Taxes for a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date) of which the Company or any of its Subsidiaries has deferred the payment until after the Closing Date pursuant to any COVID-19 Tax Act (or other similar Law), and (ii) the employee portion of any payroll Taxes for a Pre-Closing Period of which the Company or any of its Subsidiaries has deferred the payment until after the Closing Date pursuant to any COVID-19 Tax Act (or other similar Law), in each case, calculated without giving effect to any Tax credits afforded under any COVID-19 Tax Act to reduce the amount of any such Taxes payable or owed.
“Deferred Revenue” means amounts actually received with respect to any liability of the Company for the rendering of services pursuant to a Contract, which liability existed, but had not been discharged, as of the Closing.
“Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Buyer concurrently with the execution and delivery of this Agreement.
“Dispute Notice” has the meaning set forth in Section 2.04(b)(i).

“Dollars” or “$” means the lawful currency of the United States.
“EBITDA Amount” means the Company’s net income before interest expense, income taxes, depreciation and amortization of the Company for the applicable period, determined using the Financial Statements but applied and calculated in a manner consistent with the EBITDA Calculation Principles, adjusted to exclude Transaction Expenses.
“EBITDA Calculation Principles” means the principles, policies and procedures used for the calculation of the Adjusted EBITDA Amount, the Closing Adjusted EBITDA Amount and the Stub Adjusted EBITDA Amount, as set forth on Schedule B attached hereto.
“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, conditional sale, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or other encumbrance of any kind.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any securities exercisable or convertible into the foregoing, and (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests or other partnership/limited liability company interests and any securities exercisable or convertible into the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means U.S. Bank National Association.
“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Sellers’ Representative and Escrow Agent at the Closing, substantially in the form of Exhibit A.
“Escrow Amount” means the sum of the Purchase Price Adjustment Escrow Amount, plus the Indemnity Escrow Amount, plus any interest or other income earned on or from the amounts deposited into escrow.
“Estimated Closing Cash Amount” has the meaning set forth in Section 2.04(a).
“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a).
“Estimated Indebtedness Amount” has the meaning set forth in Section 2.04(a).

“Estimated Negative Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a).
“Estimated Positive Working Capital Adjustment Amount” has the meaning set forth in Section 2.04(a).
“Estimated Statement” or “Estimated Statements” has the meaning set forth in Section 2.04(a).
“Estimated Transaction Expenses Amount” has the meaning set forth in Section 2.04(a).
“Existing Counsel” has the meaning set forth in Section 11.14(a).
“Final Cash Adjustment” has the meaning set forth in Section 2.04(b)(iii).
“Final Closing Cash Amount” has the meaning set forth in Section 2.04(b)(i).
“Final Closing Working Capital” has the meaning set forth in Section 2.04(b)(i).
“Final Deficiency” has the meaning set forth in Section 2.04(b)(iv)(A).
“Final Excess” has the meaning set forth in Section 2.04(b)(iv)(B).
“Final Indebtedness Adjustment” has the meaning set forth in Section 2.04(b)(iii).
“Final Indebtedness Amount” has the meaning set forth in Section 2.04(b)(i).
“Final Negative Working Capital Adjustment” has the meaning set forth in Section 2.04(b)(iii).
“Final Positive Working Capital Adjustment” has the meaning set forth in Section 2.04(b)(iii).
“Final Release Date” means fifteenth (15th) month anniversary of the Closing Date.
“Final Transaction Expenses Adjustment” has the meaning set forth in Section 2.04(b)(iii).
“Final Transaction Expenses Amount” has the meaning set forth in Section 2.04(b)(i).
“Final Statement” or “Final Statements” has the meaning set forth in Section 2.04(b)(i).
“Financial Statements” has the meaning set forth in Section 3.06.
“FLSA” has the meaning set forth in Section 3.20(d).
“Fraud” means intentional common law fraud under the laws of the State of Delaware with respect to (a) the representations and warranties set forth in this Agreement or (b) any written information or materials, including electronic transmissions and texts, provided by any Seller Party or any of Seller Party’s Representatives to Buyer or any of Buyer’s Representatives in connection with this Agreement and the Transactions, including any information, documents, or materials made available to Buyer or its Representatives in the Data Room or provided to Buyer or its Representatives by hand delivery, electronic transmission or otherwise.
“Fraud Claims” means any and all Actions based upon Fraud.
“Fundamental Representation” has the meaning set forth in Section 10.01.
“GAAP” means United States generally accepted accounting principles in effect from time to time, as consistently and historically applied by the Company, including as to the Company’s methods, policies, practices, estimations, and judgments, including materiality standards, adjustments, and reserves.
“Government Official” means (a) any elected or appointed governmental official, (b) any employee or person acting for or on behalf of a governmental official, agency, or enterprise performing a governmental function, (c) any candidate for public office, political party officer, employee or person acting for or on behalf of a political party or candidate for public office, or (d) any person otherwise categorized as a Government Official under local Law. As used in this definition, “Government” includes all levels and subdivisions of U.S. and non-U.S. governments (i.e., local, regional, or national as well as administrative, judicial, legislative, or executive).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, or binding decree, determination, or award of any Governmental Authority.
“Harassment” has the meaning set forth in Section 3.27.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax Return” means any Tax Return relating to Taxes measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including business and occupation, Oregon corporate activity tax, franchise Tax and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including ad valorem, property, sales, use, goods and services, severance, production, real or personal property transfer or other similar Taxes), or (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above.
“Incremental Adjusted EBITDA Amount” has the meaning set forth in Section 2.05(b)(v).
“Indebtedness” means, without duplication (a) all obligations for borrowed money or in respect of loans or advances, (b) all obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (c) all obligations issued or assumed for deferred purchase price payments, (d) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made whether periodically or upon the happening of a contingency, (f) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (g) all obligations secured by an Encumbrance on any asset of the Company, (h) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness, (i) all Related Party Obligations, (j) all liabilities, accrued as of the Closing Date in accordance with GAAP, or other liabilities of the Company for unpaid Taxes (taking into consideration Section 7.03), including $74,000 for certain unpaid Taxes relating to gross receipts, nonresident withholding and payroll, (k) any Deferred Payroll Taxes, (l) any guaranty of any Indebtedness of any other Person of the kind referred to in the foregoing clauses (a) through (k), (m) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (l), (n) any accrued but unpaid employer contributions payable under any Company Benefit Plan, including the Company’s 401(k) Plan, unpaid bonuses, commissions, deferred compensation, severance, paid time off or similar compensatory payments or benefits, in each case to the extent required to be accrued under GAAP and unpaid as of the Closing (whether or not due), together with any payroll or similar Taxes of the Company attributable to such compensation, (o) any Deferred Revenue, (p) all obligations arising from cash/book overdrafts, (q) all obligations under leases required to be recorded as capital leases in accordance with GAAP, and (r) all outstanding obligations to current and former equityholders including any unpaid dividends or distributions. Notwithstanding the foregoing, any amount attributable to any liabilities or items included in the final determination of Closing Working Capital or Closing Transaction Expenses shall be excluded from the calculation of Indebtedness.
“Indemnified Taxes” means (a) any Taxes imposed on the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries are otherwise liable, as a result of having been a member of an Affiliated Group (including Taxes for which the Company or any of its Subsidiaries may be liable pursuant to Treasury Regulations Section 1.1502-6 or similar provisions of state, local or foreign Law as a result of having been a member of an Affiliated Group and any Taxes resulting from the Company or any of its Subsidiaries ceasing to be a member of any Affiliated Group), as a transferee or successor or by operation of Law as a result of an event occurring or transaction entered into before the Closing Date, or by Contract entered into before the Closing Date; (b) the portion of the Transfer Taxes for which Seller Members are responsible pursuant to Section 7.09; (c) any Taxes (other than the portion of the Transfer Taxes for which Seller Members are responsible pursuant to Section 7.09) of the Seller Members; (d) any Taxes attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (e) any Taxes imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may otherwise be liable, for any Pre-Closing Tax Period (including any Taxes described in Section 965 of the Code and any Deferred Payroll Taxes), with Taxes for the portion of any Straddle Period ending on the Closing Date determined as described in Section 7.03; and (f) the amount of any reduction by the applicable Governmental Authority of any amount with respect to which a payment has been made to the Sellers’ Representative pursuant to Section 7.06 or which was taken into account in the computation of the Aggregate Purchase Price or Final Closing Working Capital plus any interest or penalties imposed by the Governmental Authority with respect to such reduction.
“Indemnity Escrow Amount” means $7,000,000.
“Indemnity Escrow Fund” has the meaning set forth in Section 2.03(c)(ii).
“Independent Accountant” means the accounting firm mutually selected by Buyer and the Sellers’ Representative.
“Insurance Policies” has the meaning set forth in Section 3.15.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names (“Domain Names”) and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“Knowledge Individuals” means each Seller Member and Scott Willoughby.
“Law” means any statute, law, ordinance, regulation, code, order, constitution, treaty, common law, judgment, decree, or other requirement or rule having the effect of law of any Governmental Authority.
“Liabilities” has the meaning set forth in Section 3.07.
“License Period” has the meaning set forth in Section 3.12(c).
“Licensed Intellectual Property” means Intellectual Property owned by any Person other than Company that (a) is licensed to Company, (b) for which Company has received from such Person a covenant not to sue or assert or other immunity from suit, or (c) such Person has undertaken an obligation to Company to assert any Intellectual Property against one or more Persons prior to asserting such Intellectual Property against Company or an obligation to exhaust remedies as to particular Intellectual Property against one or more Persons prior to seeking remedies against Company.
“Losses” means any claims, losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, liabilities, damages, Taxes, costs and expenses of every kind and nature (including, unless otherwise provided in this Agreement, reasonable attorneys’ fees, expert, consultant and witness fees, and costs of investigation and expenses enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers); provided that “Losses” shall not include and shall specifically exclude any punitive or exemplary damages (except, in each case, to the extent required to be paid to a third party pursuant to a Third-Party Claim or to any Tax Authority or Governmental Authority).
“made available” means that a true, correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the Data Room before 5:30 p.m. (Pacific time) on the day that is one (1) day prior to the date of this Agreement retained at all times from the date of posting through the Closing Date.
“Marketing and UA Expenses” means expenses incurred by the Company related to the marketing of its mobile games and the acquisition of users for its mobile games.
“Material Adverse Effect” means any event, occurrence, fact, circumstance, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Seller Members to consummate the Transactions on a timely basis; provided, that a Material Adverse Effect shall not include any event, occurrence, fact, circumstance, condition or change, directly or indirectly, (i) generally affecting the industry in which the Company operates or the economy or financial, banking, or securities markets in the United States, including any disruptions thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (ii) resulting from any regulatory or political conditions or development; (iii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism; (iv) reflecting or resulting from changes in any Law or accounting principles (including GAAP) or the enforcement, implementation, or interpretation thereof; (v) resulting from the announcement, pendency, or completion of the Transactions; (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vii) the existence, occurrence, continuation, or worsening of any epidemics, pandemics (including COVID-19), disease outbreaks, other public health emergencies, any natural or man-made disaster or acts of God or any related responses of Governmental Authorities with respect to any of the foregoing; or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except with respect to clauses (i), (ii), (iii), (iv) and (vii), to the extent, and then only to the extent, such event, occurrence, fact, circumstance, condition or change is disproportionately adverse to the Company taken as a whole compared to other participants in its industry.
“Material Contracts” has the meaning set forth in Section 3.09(a).
“Material Customers” has the meaning set forth in Section 3.14(a).
“Material Suppliers” has the meaning set forth in Section 3.14(b).
“Maximum Adjusted EBITDA Earnout Payment” has the meaning set forth in Section 2.05(b)(v).
“Membership Interests” has the meaning set forth in the recitals.
“Minimum Adjusted EBITDA Amount” has the meaning set forth in Section 2.05(b)(v).
“Multiemployer Plan” has the meaning set forth in Section 3.19(e).
“Non-Deal Communications” has the meaning set forth in Section 11.14(b).
“Non-Recurring Revenue” means one-time and/or unusual income or gains to income of the Company that the Company does not anticipate will recur in the future or on a regular basis, excluding Seasonal Sales Revenue. For the avoidance of doubt, advertising network integration bonuses will be deemed Non-Recurring Revenue.
“Open Source Software” has the meaning set forth in Section 3.12(i).
“ordinary course of business” means, with respect to a Person, (a) business conduct within normal commercial customs and practices as part of doing regular business and that is usual or customary in the industry and consistent with the Person’s past practices and (b) any business continuity or other measures implemented to mitigate and reduce any potential impacts of COVID-19 on its business, operations, supply chain, and financial condition that individually or in the aggregate do not result in a material negative impact on the business, results of operations, financial condition or assets of the Company.
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization; and (e) any amendment, modification, or supplement to the foregoing.
“Other Operating Expenses” means all operating expenses incurred by the Company, including compensation or salary and payroll taxes, if applicable, for all employees, consultants and other staff of the Company, fees for legal, finance and other professional services, payments for internet, hosting, advertising and other vendors, and rent and other office costs, but excluding Marketing and UA Expenses. For the avoidance of doubt and without double counting, any and all expenses incurred by the Company that previously may have been included by the Company in the cost of goods sold or that previously may have been deducted by the Company from advertising revenue shall be deemed Other Operating Expenses.
“Party” or “Parties” has the meaning set forth in the preamble.
“PCI Requirements” has the meaning set forth in Section 3.28(b).
“Permits” means all permits, licenses, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or consents required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.
“Personal Information” means all information and data relating to one or more individual(s) or an individual’s device that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company, is capable of identifying an individual or an individual’s device); and data that is defined as personal data, personally identifiable information, personal information, or similar term as defined under applicable Privacy Laws, Company Privacy Policies, or Privacy Contracts. Personal Information includes information in any form, whether paper or electronic.
“Phantom Unit Agreements” has the meaning set forth in Section 6.11.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Privacy Agreements” has the meaning set forth in Section 3.28(a).

“Privacy Laws” has the meaning set forth in Section 3.28(a).
“Processing” has the meaning set forth in Section 3.28(a).
“Protected Information” has the meaning set forth in Section 11.14(b).
“Purchase Price Adjustment Escrow Amount” means $700,000.
“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.03(c)(i).
“Purchased Interests” has the meaning set forth in the recitals.
“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).
“Real Property” means the real property owned, operated, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Related Party” means (a) each individual who is, or who has at any time been, an officer or member of the Company; (b) each member of the family of each of the individuals referred to in clause (a) above; and (c) any Affiliate, other than the Company, of any of the individuals referred to in clauses (a) or (b).
“Related Party Obligations” has the meaning set forth in Section 6.05.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Released Claims” has the meaning set forth in Section 6.06.
“Released Liabilities” has the meaning set forth in Section 6.06.
“Released Parties” has the meaning set forth in Section 6.06.
“Releasing Parties” has the meaning set forth in Section 6.06.
“Representative” means, with respect to any Person, any and all directors, members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Restricted Business” means the design, development, publishing, marketing and distribution of the following mobile games: standard playing card games, word games, Sudoku, jigsaw puzzle games, match 3 style games, bubble shooter games, quiz/trivia games (including gameshows/adaptations, music quiz, picture quiz and trivia quiz), ball/paddle games, claw machine games, sports games, idle RPG games, hand-of-greed, wordsearch, casino games (including slots, bingo, blackjack, poker, roulette, baccarat, ludo, craps, spades and coin dozer), Tetris and tetris style games, pente, vampire-survivors style games, board games, chess, checkers, and Match pairs (mahjong and connector games), blockchain breeding games and any skill based peer to peer games directly relating to any of the foregoing games. In addition, Restricted Business means the design, development, publishing, marketing and distribution of loyalty and rewards platforms.
“Restricted Period” has the meaning set forth in Section 6.03(a).
“Restricted Person” means any Seller Member.
“Seasonal Sales Revenue” means income or gains to income of the Company during the period between the Closing Date and December 31, 2022 resulting from sales of advertising-free versions of the Company’s mobile games or applications.
“Seasonal Sales Revenue Campaign” means any campaign, event or sale launched by the Company during the period between the Closing Date and December 31, 2022 which may result in the Company’s receipt of Seasonal Sales Revenue.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Laws” means, collectively, the Securities Act, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, the Investment Company Act of 1940, the Sarbanes-Oxley Act of 2002, each as amended, any state securities and “blue sky” laws, and the rules and regulations promulgated thereunder.”
“Security Breach” has the meaning set forth in Section 3.28(a).
“Seller Member” or “Seller Members” has the meaning set forth in the preamble.
“Seller Party” or “Seller Parties” has the meaning set forth in the preamble.
“Seller’s Knowledge” or any other similar knowledge qualification, means any matter, fact, or thing that is known to any Knowledge Individual, or which should have been known by any such Knowledge Individual after making due inquiry and reasonable investigation, taking into account their experience, positions and duties with respect to the Company.

“Sellers’ Representative” has the meaning set forth in the preamble.
“Selling Percentage” means, in respect of each Seller Member, the percentage specified opposite the Seller Member’s name on Schedule D.
“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.
“Stub Adjusted EBITDA Amount” means the EBITDA Amount for the period beginning September 1, 2022 and ending December 31, 2022, as adjusted pursuant to the EBITDA Calculation Principles, to be set forth in the Adjusted EBITDA Earnout Statement, with an illustrative calculation set forth on Schedule B attached hereto.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person or by another subsidiary of such first Person.
“Target Working Capital” means zero ($0).
“Tax Authority” means a Governmental Authority responsible for the administration, determination or collection of Taxes.
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, escheat, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Claim” has the meaning set forth in Section 7.08.
“Tax Return” means any return, amendment, declaration, report, claim for refund, information return, or statement, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax (including any attached schedule) or in connection with the administration, implementation or enforcement of or compliance with any applicable Law relating to any Tax.
“Terminating Buyer Breach” has the meaning set forth in Section 9.01(e).
“Terminating Company Breach” has the meaning set forth in Section 9.01(d).
“Termination and Release Agreement” has the meaning set forth in Section 6.11.
“Termination Date” has the meaning set forth in Section 9.01(b).
“Territory” means (a) the United States and any international territory in which the Company conducts or has made plans or otherwise taken steps to conduct business as of the Closing, but if such area is determined by judicial action to be too broad, then it means (b) any state or territory in which the Company conducts or has made plans or otherwise taken steps to conduct business as of the Closing.
“Third Party Claim” has the meaning set forth in Section 10.05.
“Third Party Consents” has the meaning set forth in Section 3.05.
“Transactions” means all of the transactions provided for in, or contemplated by, this Agreement.
“Transaction Expenses” means all fees and expenses incurred by the Company or the Seller Members at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transactions, including (a) fees and expenses of investment bankers, attorneys, accountants, consultants and advisors; (b) any compensation which is not paid at the Closing and, as a result of the consummation of the Transactions, is owed to any current or former director, officer and/or employee of the Company (including severance, retention, equity, phantom equity, change of control and similar payment obligations or bonuses), whether or not contingent upon, triggered or accelerated by, or otherwise becomes payable in connection with or as a result of the Transactions, whether alone or in combination with other events or the passage of time, even if further contingent on a cessation of employment or the provision of additional services, including compensation pursuant to the Phantom Unit Agreements, plus any payroll or similar Taxes of the Company attributable to such compensation; (c) fifty percent (50%) of all filing fees in connection with filings required by the HSR Act; and (d) fees, costs or other amounts payable to any third party in connection with any Third Party Consent.
“Transfer Taxes” means any and all transfer, sales, use, real property transfer, recording, documentary, stamp, registration, unit transfer and other similar Taxes and fees imposed in respect of the Transactions.
“Union” has the meaning set forth in Section 3.20(c).

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or any Seller Member from users of the Company Products or of any Company Website.
“Working Capital” means the sum of the Current Assets of the Company, less the sum of the Current Liabilities of the Company.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, (a) each Seller Member shall sell to Buyer, and Buyer shall purchase from each Seller Member, all of such Seller Member’s right, title, and interest in and to the Purchased Interests, free and clear of all Encumbrances, for the Aggregate Purchase Price.
Section 2.02    Purchase Price. The “Aggregate Purchase Price” for the Purchased Interests shall be an amount (subject to adjustment as set forth in this Agreement) equal to the sum of (a) the Closing Payment Amount plus (b) the Adjusted EBITDA Earnout Payment if any, payable in accordance with this Agreement.
(a)Selling Percentages. Any and all payments and equity issuances to the Seller Members pursuant to this Agreement shall be made to the Seller Members in proportion to the respective Selling Percentages for each Seller Member as set forth on Schedule D. Buyer may rely on Schedule D and the calculation of the Selling Percentages set forth therein (as such may be updated by the Sellers’ Representative), and in no event shall Buyer, or any of its respective Affiliates have any liability to any Selling Member or other Person with respect to any dispute relating to the calculation of the Selling Percentages or on account of payments made in accordance with the terms of this Agreement and Schedule D.
Section 2.03    Payments at Closing. At the Closing, Buyer shall pay, or cause to be paid:
(a)to the Seller Members, subject to adjustment pursuant to Section 2.04, (1) the sum of (x) the Closing Payment Amount, minus (y) the Purchase Price Adjustment Escrow Amount, minus (z) the Indemnity Escrow Amount, in accordance with their applicable Selling Percentage, by wire transfer of immediately available funds to the account(s) designated in writing by the Sellers’ Representative to Buyer at least three (3) Business Days prior to the Closing Date;
(b)on behalf of the Seller Members:
(i)the Estimated Indebtedness Amount payable to third parties by wire transfer of immediately available funds to the accounts and in the amounts specified on the applicable Estimated Statement; and
(ii)the Estimated Transaction Expenses Amount by wire transfer of immediately available funds to the accounts and in the amounts specified on the applicable Estimated Statement.
(c)to the Escrow Agent:
(i)the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent; and
(ii)the Indemnity Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnity Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent.
Section 2.04    Purchase Price Adjustment.
(a)Closing Adjustment. Not less than three (3) Business Days prior to the Closing Date, the Seller Members shall cause the Company to prepare and deliver to Buyer a calculation of (i) the estimated Closing Working Capital as of 12:01 AM Pacific Time on the Closing Date (the “Estimated Closing Working Capital”) in accordance with the calculation of Current Assets and Current Liabilities as set forth on Schedule C, (ii) the estimated amount of Cash as of 12:01 AM Pacific Time on the Closing Date (the “Estimated Closing Cash Amount”), (iii) the estimated amount of Indebtedness as of 12:01 AM Pacific Time on the Closing Date (the aggregate amount of such Indebtedness, the “Estimated Indebtedness Amount”), identifying each Person to whom such Indebtedness is owed, the account designated by such Person to receive payment, and the amount necessary to satisfy in full the Seller Members’ and Company’s obligation for such Indebtedness to such Person, and (iv) all unpaid Transaction Expenses (the aggregate amount of such Transaction Expenses, the “Estimated Transaction Expenses Amount”), identifying each Person that provided services that generated Transaction Expenses, the account designated by such Person to receive payment, and the amount necessary to satisfy in full the Seller Members’ and Company’s obligation for such Transaction Expenses to such Person; each such estimate to be prepared in good faith (each, an “Estimated Statement” and together, the “Estimated Statements”). Buyer may discuss with the Seller Members any aspect of the Estimated Statements before the Closing, and the Seller Members shall adjust the Estimated Statements to reflect any mutually agreed upon changes prior to the Closing. The final Estimated Statements (taking into account any adjustments pursuant to the foregoing sentence) will be delivered to Buyer at the Closing by the Sellers’ Representative. If the Estimated Closing Working Capital is less than the Target Working Capital, then the Closing Payment Amount shall be reduced on a dollar-for-dollar basis by the amount of the deficiency (such deficiency is referred to as the “Estimated Negative Working Capital Adjustment Amount”). If the Estimated Closing Working Capital is greater than the Target Working Capital, then the Closing Payment Amount shall be increased on a dollar-for-dollar basis by the amount of the excess (such excess is referred to as the “Estimated Positive Working Capital Adjustment Amount”).
(b)Post-Closing Adjustment.
(i)As soon as practicable after the Closing Date, but in any event no later than ninety (90) calendar days following the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a calculation, all as of 12:01 AM Pacific Time on the Closing Date, of the Closing Working Capital in accordance with the calculation of Current Assets and Current Liabilities as set forth on Schedule C (the “Final Closing Working Capital”), the amount of Cash (the “Final Closing Cash Amount”), the amount of Indebtedness (the “Final Indebtedness Amount”), and the amount of unpaid Transaction Expenses (the “Final Transaction Expenses Amount”); which in each case shall be prepared in good faith (each, an “Final Statement” and together the “Final Statements”). If the Sellers’ Representative disputes the Final Closing Working Capital, Final Closing Cash Amount, Final Indebtedness Amount, or Final Transaction Expenses Amount set forth in any of the Final Statements delivered by Buyer, then the Sellers’ Representative shall deliver a written statement to Buyer (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the Final Statements setting forth the Final Closing Working Capital, Final Closing Cash Amount, Final Indebtedness Amount, and Final Transaction Expenses Amount. If the Sellers’ Representative does not deliver the Dispute Notice to Buyer within such thirty (30) calendar days, then the determination of the Final Closing Working Capital, Final Closing Cash Amount, Final Indebtedness Amount, and Final Transaction Expenses Amount shall be deemed final and accepted by the Seller Members and the Sellers’ Representative. Buyer and the Sellers’ Representative shall cooperate and act in good faith in an effort to resolve any such dispute themselves. If such dispute is not finally resolved within thirty (30) calendar days after Buyer’s receipt of the Dispute Notice, Buyer, on the one hand, or the Sellers’ Representative, on the other hand, may promptly thereafter cause the Independent Accountant, acting as experts and not arbitrators, to review the disputed items or amounts in determining the Final Closing Working Capital, Final Closing Cash Amount, Final Indebtedness Amount, and Final Transaction Expenses Amount, as applicable. Within ten (10) Business Days after submission to the Independent Accountant for resolution, Buyer and the Sellers’ Representative shall each indicate in writing their position on each disputed matter and each such Party’s determination of the amount thereof. The Independent Accountant shall make a written determination, acting as an expert and not arbitrator, on each disputed matter no later than thirty (30) calendar days after receipt of written submissions delivered by both Buyer and the Sellers’ Representative pursuant to the preceding sentence and such determination will be conclusive and binding upon the Parties to this Agreement with respect to that disputed matter, subject to the indemnification rights otherwise contained herein. In conducting its review, the Independent Accountant shall consider only items in dispute, and shall base its determination solely on the written submissions of Buyer and the Sellers’ Representative (i.e., no independent investigation) to the Independent Accountant and the definitions and methodologies prescribed herein. The decision of the Independent Accountant for each item and amount in dispute must be within the range of values assigned to each such item as provided in the written submissions to the Independent Accountant by Buyer and the Sellers’ Representative. The proposed Final Closing Working Capital, Final Closing Cash Amount, Final Indebtedness Amount, and Final Transaction Expenses Amount, as applicable, shall be revised as appropriate to reflect the resolution of any such disputes pursuant to this Section 2.04. The fees and expenses of the Independent Accountant shall be paid, by both the Seller Members, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller Members or Buyer, respectively, bears to the aggregate amount actually contested by Seller Members and Buyer.
(ii)Buyer shall provide the Sellers’ Representative and its Representatives and, if necessary, the Independent Accountant with reasonable access to the books and records of the Company and any other materials used in the preparation of the calculation of the Final Closing Working Capital, Final Closing Cash Amount, Final Indebtedness Amount, and Final Transaction Expenses Amount, as applicable, and shall make the Company’s staff and advisors available to the Sellers’ Representative and its Representatives, and, if necessary, the Independent Accountant, at any reasonable time in connection with (A) the review and determination of the Final Closing Working Capital, Final Closing Cash Amount, Final Indebtedness Amount, and Final Transaction Expenses Amount, as applicable; and (B) the resolution by Buyer and the Sellers’ Representative and/or the Independent Accountant of any objections thereto.
(iii)The Aggregate Purchase Price will be adjusted if and to the extent that the Final Closing Working Capital as finally determined under this Section 2.04 is less than or greater than the Estimated Closing Working Capital. If the Final Closing Working Capital is less than the Estimated Closing Working Capital, then the Aggregate Purchase Price will be decreased on a dollar-for-dollar basis by the entire amount of the deficiency (the “Final Negative Working

Capital Adjustment”). If the Final Closing Working Capital is greater than the Estimated Closing Working Capital, then the Aggregate Purchase Price will be increased on a dollar-for-dollar basis by the entire amount of the excess (the “Final Positive Working Capital Adjustment”). Additionally, the Aggregate Purchase Price shall be adjusted (A) upward on a dollar-for-dollar basis by the entire amount by which the Final Closing Cash Amount is greater than the Estimated Closing Cash Amount, (B) downward on a dollar-for-dollar basis by the entire amount by which the Final Closing Cash Amount is less than the Estimated Closing Cash Amount, (C) upward on a dollar-for-dollar basis by the entire amount by which the Final Indebtedness Amount is less than the Estimated Indebtedness Amount, (D) downward on a dollar-for-dollar basis by the entire amount by which the Final Indebtedness Amount is greater than the Estimated Indebtedness Amount, (E) downward on a dollar-for-dollar basis by the entire amount by which the Final Transaction Expenses Amount is greater than the Estimated Transaction Expenses Amount, and (F) upward on a dollar-for-dollar basis by the entire amount by which the Final Transaction Expenses Amount is less than the Estimated Transaction Expenses Amount. The adjustment for Cash as of the Closing, upwards or downwards, as the case may be, is referred to herein as the “Final Cash Adjustment.” The adjustment for Indebtedness as of the Closing, upwards or downwards, as the case may be, is referred to herein as the “Final Indebtedness Adjustment.” The adjustment for Transaction Expenses as of the Closing, upwards or downwards, as the case may be, is referred to herein as the “Final Transaction Expenses Adjustment.”
(iv)The Final Negative Working Capital Adjustment or Final Positive Working Capital Adjustment, as applicable, shall be netted with the Final Cash Adjustment, Final Indebtedness Adjustment, and Final Transaction Expenses Adjustment and:
(A)in the event such netting results in a reduction to the Aggregate Purchase Price (the amount of such reduction, the “Final Deficiency”), then Buyer and Sellers’ Representative shall, no later than two (2) Business Days after the final determination of the Final Deficiency, direct the Escrow Agent to distribute, within one (1) Business Day of such instruction (x) the amount of the Final Deficiency from the Purchase Price Adjustment Escrow Amount to Buyer; and (y) the remainder of the Purchase Price Adjustment Escrow Amount, if any, to the Seller Members, in accordance with their Selling Percentage. To the extent the Purchase Price Adjustment Escrow Amount is not sufficient to fully satisfy the Final Deficiency, then the Seller Members shall, jointly and severally, be responsible for and shall promptly pay to Buyer any remaining amounts of the Final Deficiency; and
(B)in the event such netting results in an increase to the Aggregate Purchase Price (the amount of such increase, the “Final Excess”), then (x) Buyer shall, no later than five (5) days after the final determination of the Final Excess, pay, or cause to be paid, the Final Excess to the Seller Members, in accordance with their Selling Percentage, by wire transfer of immediately available funds to account(s) designated by the Sellers’ Representative; and (y) Buyer and Sellers’ Representative shall, no later than two (2) Business Days after the final determination of the Final Excess, direct the Escrow Agent to distribute, within one (1) Business Day of such instruction, the full Purchase Price Adjustment Escrow Amount to the Seller Members, in accordance with their Selling Percentage.
(c)Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Aggregate Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 2.05    Earnout Payment.
(a)Adjusted EBITDA Earnout Payment. As additional consideration for the purchase and sale of the Purchased Interests hereunder, Buyer shall be obligated to remit to the Seller Members (or as otherwise directed by the Seller Members as set forth in Section 2.05(b)) the Adjusted EBITDA Earnout Payment, subject to the following conditions, which such consideration shall be due, if at all, as specified in this Section 2.05.
(b)Delivery of Adjusted EBITDA Earnout Statement.
(i)Statement Preparation. Within thirty (30) days following receipt by Buyer of the Company’s audited financial statements for the fiscal year ended December 31, 2022, but in no event later than April 30, 2023, Buyer shall deliver to the Sellers’ Representative a statement (the “Adjusted EBITDA Earnout Statement”), prepared in good faith and in accordance with the EBITDA Calculation Principles, setting forth Buyer’s calculation of the Adjusted EBITDA Earnout Payment for the fiscal year ended December 31, 2022.
(ii)Examination. After receipt of the Adjusted EBITDA Earnout Statement, the Sellers’ Representative shall have thirty (30) days (the “Adjusted EBITDA Earnout Review Period”) to review Buyer’s calculation of the Adjusted EBITDA Earnout Payment. During the Adjusted EBITDA Earnout Review Period, Buyer shall provide the Sellers’ Representative and its Representatives with reasonable access to the books and records of the Company and any other materials used by Buyer in the calculation of the Adjusted EBITDA Earnout Payment, in all cases as requested by the Sellers’ Representative, and shall make the Company’s staff and advisors available to the Sellers’

Representative and its Representatives, as may be reasonably requested by the Sellers’ Representative, solely for the purpose of reviewing the Adjusted EBITDA Earnout Statement and to prepare the Adjusted EBITDA Earnout Statement of Objections (defined below).
(iii)Objection. On or prior to the last day of the Adjusted EBITDA Earnout Review Period, the Sellers’ Representative may object to Buyer’s calculation of the Adjusted EBITDA Earnout Payment as set forth in the Adjusted EBITDA Earnout Statement by delivering to Buyer a written statement setting forth the objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ Representative disagreement therewith (the “Adjusted EBITDA Earnout Statement of Objections”). If the Sellers’ Representative fails to deliver the Adjusted EBITDA Earnout Statement of Objections before the expiration of the Adjusted EBITDA Earnout Review Period, the Adjusted EBITDA Earnout Payment as calculated by Buyer and set forth in the Adjusted EBITDA Earnout Statement shall be deemed final and to have been accepted by the Sellers’ Representative and the Seller Members. If the Sellers’ Representative delivers the Adjusted EBITDA Earnout Statement of Objections before the expiration of the Adjusted EBITDA Earnout Review Period, Buyer and the Sellers’ Representative shall negotiate in good faith to resolve such dispute within thirty (30) days after the delivery of the Adjusted EBITDA Earnout Statement of Objections (the “Adjusted EBITDA Earnout Resolution Period”).
(iv)Resolution of Disputes. If the Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Adjusted EBITDA Earnout Statement of Objections before expiration of the Adjusted EBITDA Earnout Resolution Period, then unless the Adjusted EBITDA Earnout Resolution Period is extended by mutual agreement of the Sellers’ Representative and Buyer, any item or amount remaining in dispute (the “Adjusted EBITDA Earnout Disputed Amounts” and any items or amounts not so disputed, the “Adjusted EBITDA Earnout Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant. Within ten (10) Business Days after submission to the Independent Accountant for resolution, Buyer and the Sellers’ Representative shall each indicate in writing their position on each disputed matter and each such Party’s determination of the amount thereof. The Independent Accountant shall make a written determination, acting as experts and not arbitrators, resolving the Adjusted EBITDA Earnout Disputed Amounts only and make any adjustments to the Adjusted EBITDA Earnout Statement no later than thirty (30) calendar days after receipt of each Party’s written submission pursuant to the preceding sentence and such determination will be conclusive and binding upon the Parties to this Agreement with respect to that disputed matter, subject to the indemnification rights otherwise contained herein. In conducting its review, the Independent Accountant shall consider only items in dispute, and shall base its determination solely on the written submissions of Buyer and the Sellers’ Representative (i.e., no independent investigation) to the Independent Accountant and the definitions and methodologies prescribed herein. The decision of the Independent Accountant for each item and amount in dispute must be within the range of values assigned to each such item as provided in the written submissions to the Independent Accountant by each of Buyer and the Sellers’ Representative. The fees and expenses of the Independent Accountant shall be paid, by both the Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller Members or Buyer, respectively, bears to the aggregate amount actually contested by Seller Members through the Sellers’ Representative and Buyer. The proposed Adjusted EBITDA Earnout Statement (including the Adjusted EBITDA Earnout Payment) shall be revised as appropriate to reflect the resolution of the Adjusted EBITDA Earnout Disputed Amounts pursuant to this Section 2.05(b)(iv).
(v)Adjusted EBITDA Earnout Payment. In the event that the Company generates an Adjusted EBITDA Amount of at least Eight Million Eight Hundred Thousand Dollars ($8,800,000) (the “Minimum Adjusted EBITDA Amount”), then the Seller Members shall be entitled to an amount equal to the product of (A) ten (10) multiplied by (B) the amount by which the Adjusted EBITDA Amount exceeds the Minimum Adjusted EBITDA Amount (such excess amount, the “Incremental Adjusted EBITDA Amount” and such product, the “Adjusted EBITDA Earnout Payment”), not to exceed Twenty Seven Million Two Hundred Fifty Thousand Dollars ($27,250,000) (the “Maximum Adjusted EBITDA Earnout Payment”). For illustrative purposes only, if the Company generates an Adjusted EBITDA Amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000), the Incremental Adjusted EBITDA Amount would be equal to Two Million Seven Hundred Thousand Dollars ($2,700,000), and the Adjusted EBITDA Earnout Payment would equal Twenty-Seven Million Dollars ($27,000,000). For the avoidance of doubt, (x) in the event the Company generates an Adjusted EBITDA Amount which is less than the Minimum Adjusted EBITDA Amount, then no Seller Member shall be entitled to receive, and Buyer shall not be obligated to pay, any portion of the Adjusted EBITDA Earnout Payment, and (y) in no event shall the Adjusted EBITDA Earnout Payment exceed the Maximum Adjusted EBITDA Earnout Payment. Buyer shall pay the Adjusted EBITDA Earnout Payment due under this Section 2.05, if any, within ten (10) Business Days after the final determination thereof in accordance with this Section 2.05, as follows: (1) to the Seller Members, in accordance with each Seller Member’s respective Selling Percentage, an amount equal to such Adjusted EBITDA Earnout Payment less the sum of (A) the amount of the Willoughby Adjusted EBITDA Earnout Payment (as defined in the Termination and Release Agreement) plus any payroll or similar Taxes of the Company, if any, attributable to, and required to be paid as a result of, the payment of the Willoughby Adjusted EBITDA Earnout Payment, and (B) the aggregate amount paid to other Persons as directed by the Seller Members pursuant to clause (3) of this Section 2.05(b)(v) plus any payroll or similar Taxes of the Company attributable to, and required to be paid as a result of, the payment of such amounts to such Persons, (2) to Scott Willoughby, the Willoughby Adjusted EBITDA Earnout Payment (less any required withholdings or deductions), and (3) to the Persons and in the amounts directed by the Seller Members in writing (less any required withholdings or deductions); provided, however, that the Seller Members will not direct payments pursuant to this clause (3) of this Section 2.05(b)(v) (X) to more than five Persons, (Y) in an amount exceeding $300,000 to any one such Person, or (Z) in an aggregate amount exceeding $1,000,000 for all such Persons. The Company shall timely pay, or cause to be paid, to the applicable Governmental Authorities any amounts deducted from the Adjusted EBITDA Earnout Payment for payroll or similar Taxes attributable to the payment of the Willoughby Adjusted EBITDA Earnout Payment, and the Seller Members shall have no liability or obligations, under this Agreement or otherwise, with respect thereto.
(c)Contingent Payments. The Adjusted EBITDA Earnout Payment is a contingent payment subject to the terms and conditions of this Agreement and the right to the payment of the Adjusted EBITDA Earnout Payment as set forth in Section 2.05(b) (i) is solely a contractual right and is not a security for purposes of any federal or state Securities Laws (and shall confer upon any Seller Member only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; and (iii) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, and any such action in violation of this Agreement shall be null and void ab initio.
(d)Operation of the Business. Except as otherwise set forth herein, from the Closing Date and through December 31, 2022, Buyer shall cause the Company to operate the business of the Company in good faith and substantially similar in all material respects with the past practice of the Company prior to Closing and will not take any action intended to, or which is reasonably likely to, interfere with or frustrate the Seller Members’ opportunity to receive the Adjusted EBITDA Earnout Payment. Notwithstanding anything herein to the contrary, the Seller Members acknowledge and agree that the operation of the Company’s business from the Closing Date and through December 31, 2022 will be subject to the Budget and Plan and (i) all Non-Recurring Revenue will be excluded from the calculation of the EBITDA Amount for purposes of determining the Stub Adjusted EBITDA Amount; (ii) the aggregate amount of Seasonal Sales Revenue to be included in the calculation of the EBITDA Amount for purposes of determining the Stub Adjusted EBITDA Amount will not exceed One Million ($1,000,000), and any remaining Seasonal Sales Revenue will be excluded from the calculation of the EBITDA Amount for purposes of determining the Stub Adjusted EBITDA Amount; (iii) positive adjustments or add backs for bonuses or other compensation, distributions and non-recurring or other expenses to the EBITDA Amount for purposes of determining the Stub Adjusted EBITDA Amount will not exceed $167,667; (iv) Marketing and UA Expenses will be deemed to equal the greater of (A) twenty eight and a half percent (28.5%) of the Company’s ad-based revenue, excluding Non-Recurring Revenue and Seasonal Sales Revenue, and (B) the actual amount of Marketing and UA Expenses incurred by the Company, in each case, between the Closing Date and December 31, 2022 in calculating the EBITDA Amount for purposes of determining the Stub Adjusted EBITDA Amount; and (v) Other Operating Expenses will be deemed to equal the greater of (A) $2,521,461 and (B) the actual amount of the Other Operating Expenses incurred by the Company, in each case, between the Closing Date and December 31, 2022, in calculating the EBITDA Amount for purposes of determining the Stub Adjusted EBITDA Amount. Buyer and the Seller Members agree that (x) any increase or decrease of greater than five percent (5%) in the aggregate Marketing and UA Expenses and/or aggregate Other Operating Expenses from the aggregate Marketing and UA Expenses and/or aggregate Other Operating Expenses set forth in the Budget and Plan in any one (1) month period, and (y) any material change in the criteria relating to any Seasonal Sales Revenue Campaign set forth in the Budget and Plan will require the prior written approval of Buyer and Sellers’ Representative, in each case, not to be unreasonably withheld, delayed or conditioned. In addition, Buyer shall be able to make such changes, as it deems reasonably necessary, to the operation of the business of the Company or otherwise to ensure full compliance with all applicable Laws.

Section 2.06    Closing. As promptly as practicable, but in any event within three (3) Business Days, following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VIII (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as may be agreed by each of the Parties, the Parties shall cause the Transactions to be consummated. The closing (the “Closing”) shall take place remotely via the exchange of documents and signatures by the Parties. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
Section 2.07    Withholding Tax. Buyer, Sellers’ Representative, the Company and their respective agents shall be entitled to deduct and withhold from the Aggregate Purchase Price all Taxes that Buyer and the Company and their respective agents may be required to deduct and withhold under any provision of applicable Tax Law; provided, however, that, except with respect to any payments treated as compensation under applicable Law, Buyer shall use commercially reasonable efforts to provide written notice to the Seller’s Representative of its intent to so deduct and withhold at least five (5) days before making any such deduction or withholding to permit the Person whose payment would be subject to deduction or withholding to provide any applicable forms, certifications or other information to reduce or eliminate any such deduction and withholding. Buyer shall timely pay any such withheld amounts to the appropriate Government Authority and, to the extent that amounts are so withheld and timely paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES
Each Seller Member, severally (and individually) and not jointly, makes the following representations and warranties set forth in Section 3.01 to Buyer, and the Company makes the following representations and warranties in the other Sections in this Article III to Buyer, each of which is true and correct on the date hereof and shall survive the Closing as provided herein, subject to such exceptions as are disclosed in the Disclosure Schedules of the Seller Parties annexed to this Agreement and incorporated herein by this reference and made a part hereof.
Section 3.01    Representations as to the Seller Members.
(a)Binding Authority. Each Seller Member is competent to execute and deliver this Agreement and each Ancillary Document to which such Seller Member is a party and to perform his obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by each Seller Member and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legal, valid and binding obligation of each Seller Member, enforceable against each such Seller Member in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law. When each other Ancillary Document to which a Seller Member is or will be a party has been duly executed and delivered by such Seller Member (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller Member enforceable against him in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law.
(b)No Litigation. There is no Action pending or, to Seller’s Knowledge, threatened against any Seller Member that, individually or in the aggregate, would reasonably be expected to adversely affect the ability of such Seller Member to consummate the Transactions.
(c)Membership Interests. The Seller Members own, beneficially and of record, free and clear of any Encumbrances, 100% of the Membership Interests in the Company. Schedule D sets forth the percentage of Membership Interests held by each Seller Member as of the date of this Agreement. Upon the Closing, good, marketable and valid title to the Purchased Interests will pass to Buyer, free and clear of any Encumbrances. Except for this Agreement and the Company’s Organizational Documents, each Seller Party (i) is not party to any, and has not granted to any other Person any, and there are no, outstanding options, warrants, subscription rights, rights of first refusal or any other commitments providing for, or restricting, the acquisition, disposition or cancellation of the Purchased Interests; and (ii) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of the Purchased Interests.
Section 3.02    Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized and validly existing under the Laws of the state of Oregon and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is licensed or qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to be material to the operation of the Company’s business as currently conducted. All limited liability company actions taken by the Company in connection with this Agreement and the Ancillary Documents will be duly authorized on or prior to the Closing.
Section 3.03    Capitalization.
(a)The authorized and outstanding Equity Interests of the Company consists solely of the Membership Interests. All of the Membership Interests are owned of record and beneficially by the Seller Members in accordance with Schedule D, free and clear of all Encumbrances. Upon consummation of the Transactions, Buyer shall own all of the Purchased Interests of the Company (which constitute all of the Membership Interests or other Equity Interests of the Company), free and clear of all Encumbrances.
(b)All of the Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of the Organizational Documents of the Company or any Contract to which a Seller Member or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(c)Except for the Organizational Documents of the Company, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Membership

Interests or Equity Interests of the Company or obligating any Seller Party to issue or sell any Membership Interests or Equity Interests of the Company. Except as set forth in Section 3.03(c) of the Disclosure Schedules, the Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except for the Organizational Documents of the Company, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.
Section 3.04    No Subsidiaries. The Company does not own or control, or have any ownership interest in, directly or indirectly, any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
Section 3.05    No Conflicts; Consents. The execution, delivery and performance by each Seller Party of this Agreement and the Ancillary Documents to which it or he is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller Party; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent of, notice to or other action by any other Person (each, a “Third Party Consent”) under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Seller Party is a party or by which any Seller Party is bound or to which any of their respective properties and assets are subject (including any Material Contract or any Permit affecting the properties, assets or business of the Company); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller Party in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions, other than (i) such filings and notifications as may be required to be made under the HSR Act and applicable Antitrust Laws, and (ii) the expiration or early termination of applicable waiting periods under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other applicable Antitrust Laws.
Section 3.06    Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2020 and 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of August 31, 2022 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the eight (8) month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are set forth in Section 3.06 of the Disclosure Schedules. Except as set forth in Section 3.06 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP consistently applied throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are accurate and complete in all material respects, are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), and fairly present in all material respects the financial condition and operating results of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of August 31, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. There has been no material change in the accounting methods or practices of the Company since the earliest date covered by the Financial Statements.
Section 3.07    Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, known or unknown, and whether due or to become due, or otherwise (“Liabilities”) whether or not required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) performance obligations under executory Contracts that are listed in Section 3.09 of the Disclosure Schedules, and (c) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 3.08    Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.08 of the Disclosure Schedules, since the Balance Sheet Date, there has not been, with respect to the Company, any:
(a)event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)amendment of the Organizational Documents of the Company;
(c)split, combination or reclassification of any of the Membership Interests;

(d)issuance, sale or other disposition of any of its Membership Interests or other Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Membership Interests or other Equity Interests;
(e)declaration or payment of any distributions (except for customary Tax distributions in accordance with the Organizational Documents of the Company) (i) on or in respect of any of the Membership Interests or redemption, purchase or acquisition of any of the Membership Interests or (ii) to any Seller Party, Related Party or any Affiliates of any of the foregoing other than in the ordinary course of business to any of the foregoing in their capacities as employees, consultants, or independent contractors of the Company for any wages, salaries, commissions, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors;
(f)material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;
(g)material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)entry into any Contract that would constitute a Material Contract;
(i)incurrence, assumption or guarantee of any Indebtedness individually or in the aggregate in excess of $50,000 except unsecured current obligations and Liabilities incurred in the ordinary course of business;
(j)transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, except in the ordinary course of business, or cancellation of any debts or entitlements;
(k)transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property other than non-exclusive licenses or sublicenses granted in the ordinary course of business;
(l)abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;
(m)material damage, destruction or loss (whether or not covered by insurance) to its properties;
(n)any capital investment in, or any loan to, any other Person;
(o)acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;
(p)any material capital expenditures other than the capital expenditures provided in the Interim Balance Sheet;
(q)imposition of any Encumbrance upon any of the Company properties, Membership Interests or other Equity Interests, or assets, tangible or intangible;
(r)(i) the grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee, (iii) any termination of any employee resulting in the payment of severance, or (iv) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(s)hiring or promoting any person as or to (as the case may be) an officer or manager or hiring or promoting any employee below officer or manager except to fill a vacancy in the ordinary course of business;
(t)adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Company, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former directors, officers and employees;
(v)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term);
(y)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;
(z)change in the Tax reporting or Tax accounting policies or practices used by the Company; action by the Company to make, change or rescind any Tax election or accounting method of the Company or amend any Tax Return of the Company; entry into a closing agreement within the meaning of Section 7121 of the Code with a Tax Authority, settlement of any Tax claim or assessment with any Tax Authority or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of the Company (other than in connection with customary extensions of the due date for filing a Tax Return); or filing of any Tax Return in a manner that is materially inconsistent with past practice of the Company; nor
(aa)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.09    Material Contracts.
(a)Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules, all Contracts with Material Customers disclosed in Section 3.14(a) of the Disclosure Schedules, and all Contracts with Material Suppliers disclosed in Section 3.14(b) of the Disclosure Schedules, being “Material Contracts”):
(i)each Contract of the Company which cannot be cancelled by the Company without penalty or without more than 90 days’ notice;
(ii)all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(iii)all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax or other Liability of any Person;
(iv)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise);
(v)all distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;
(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and pays more than $50,000 on an annual basis, and which are not cancellable without penalty or without more than ninety (90) days’ notice;
(vii)all severance, deferred compensation, change-in-control (whether direct or indirect), or termination Contracts with employees, independent contractors or consultants of the Company;
(viii)all Contracts whereby the Company engages a staffing agency to provide the services of employees, independent contractors or consultants;
(ix)all Contracts relating to Indebtedness of the Company;
(x)all Contracts that limit or purport to limit the ability of the Company or any Affiliate of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time,
(xi)all Contracts granting any exclusivity rights, “most favored nation” rights, rights of first refusal, right of first offer, or similar rights to the Company or with respect to the Company Product;
(xii)any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;
(xiii)all Contracts between or among the Company on the one hand and any Seller Member or any Affiliate of any Seller Member (other than the Company) on the other hand;
(xiv)all collective bargaining agreements or Contracts with any Union to which the Company is a party;
(xv)all Contracts that generate annual revenues for the Company in excess of $50,000; and
(xvi)all Contracts pursuant to which the Company pays any supplier, vendor, independent contractor or similar Person in excess of $50,000 on an annual basis.

(b)Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any written notice of any intention to terminate any Material Contract. No event or circumstance has occurred prior to the Closing that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 3.10    Title to Assets; Real Property.
(a)The Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Interim Balance Sheet Date. The Company does not own any Real Property. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(i)liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith and for which appropriate reserves have been set forth on the Financial Statements in accordance with GAAP;
(ii)mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business on amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;
(iii)easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;
(iv)other than with respect to Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or
(v)other imperfections of title or Encumbrances, if any, which do not interfere with the Company’s use and enjoyment of the Real Property or the Company’s personal property or detract from or diminish the value thereof.
(b)Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of leased Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, each Seller Party has made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business as currently conducted do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement to which the Company is a party or by which its assets are subject. There are no Actions pending or, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
Section 3.11    Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair (subject to ordinary wear and tear), and are reasonably adequate for the uses to which they are currently being put, and none of such buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are reasonably sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the Company’s business as currently conducted.
Section 3.12    Intellectual Property.
(a)Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of (i) all Company IP Registrations, specifying as to each, as applicable: the title of the Patent, the Trademark, Copyright, or Domain Name; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company, and (iv) all other Company Intellectual Property used or held for use in the business as currently conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Each Seller Party has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.
(b)Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto. Each Seller Party has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each such Company IP Agreement contained in Section 3.12(b) of the Disclosure Schedules is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any written notice of breach of, default under, or intention to terminate (including by non-renewal) any such Company IP Agreement.
(c)The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances and, in the case of any Intellectual Property licensed by another Person to the Company, the terms and conditions of the applicable Company IP Agreement. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any material Intellectual Property during the course of employment or engagement with the Company (i) acknowledging the Company’s exclusive ownership of all such Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or a license to use such Intellectual Property during the term set forth in the applicable license agreement (each, a “License Period”); (ii) granting to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property or a license to use and/or exploit such Intellectual Property for the duration of the License Period; and (iii) irrevocably waiving any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Each Seller Party has provided Buyer with true and complete copies of all such Contracts. The Company has not received any written claim or assertion from any current or former employee or independent contractor relating to any of the Company’s Intellectual Property and no such current or former employee or independent contractor has any rights, title or interests in or to any Company Intellectual Property, except as expressly set forth in the applicable Contract.
(d)Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment, invalidation or infringement of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.
(e)All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. No Person other than the Company and its authorized distributors, licensees and counterparties to the relevant Material Contracts (to the extent provided therein) has the right to control the commercial exploitation of the Company Intellectual Property owned by the Company and no Person, which was involved in the creation, development and/or production of the Company Intellectual Property on behalf of the Company has any interest therein or right thereto. The Company has a sufficient right, title and interest in and to Company Intellectual Property to enable it to (i) enter into and perform all Material Contracts pertaining thereto, and (ii) charge, earn, realize and retain all fees and profits to which they are entitled thereunder.
(f)The conduct of the Company’s business, as currently and formerly conducted and as proposed to be conducted, and the products and services of the Company, have not infringed, misappropriated or otherwise violated and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property and no use of any Company Intellectual Property or Licensed Intellectual Property will infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person.
(g)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending, or to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property. No Seller Party nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any

Company Intellectual Property. The Company has taken reasonable and prudent actions to ensure that neither the Company Intellectual Property nor the exploitation thereof slanders, libels, defames or violates the rights of privacy or publicity, or infringes any Intellectual Property, or violates any “moral rights of authors” of any other Person. None of the Company Intellectual Property used in the conduct of the Company’s business is owned by or registered in the name of any current or former owner, member, partner, director, executive, officer, employee, salesman, agent, customer, representative, contractor or consultant of the Company or any of their respective Affiliates or predecessors in interest, nor do any such Persons have any interest therein or right thereto, other than the right to royalty payments.
(h)The computer hardware, servers, networks, digital platforms, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company (“Company Systems”) are reasonably sufficient for the immediate needs of the Company’s business. Except as set forth on Section 3.12(h) of the Disclosure Schedules, to Seller’s Knowledge, there has never been any unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (ii) loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (A) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (B) acts in compliance therewith; and (C) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all respects upon such testing.
(i)The Company has not embedded, used or distributed any third party open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property or Licensed Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; or (iii) the creation of any obligation for the Company with respect to Company Intellectual Property or Licensed Intellectual Property (other than the Open Source Software itself), or the grant to any third party of any rights or immunities under Company Intellectual Property or Licensed Intellectual Property (other than the Open Source Software itself). To the extent the Company uses any Open Source Software, the Company is in compliance with all applicable license.
(j)The Company has never disclosed any source code included in the Company Intellectual Property to any Person other than to employees of the Company; (ii) the Company has at all times used commercially reasonable procedures to protect all source code included in the Company Intellectual Property; and (iii) the Company has not deposited any source code included in the Company Intellectual Property into any source code escrows or similar arrangements. If the Company has deposited any source code included in the Company Intellectual Property into source code escrows or similar arrangements as set forth in Section 3.12(j) of the Disclosure Schedules, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.
(k)The software owned, developed (or currently being developed) used, marketed, distributed, licensed, or sold by the Company (including any software that is part of, is distributed with, or is used in the design, development, production, distribution, testing, maintenance, or support of any of the products and services of the Company, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (i) is free from material bugs, defects, or programming errors (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; (ii) conforms in all material respects to the written functional and design specifications, the object and source code versions, the programmer and user manuals and other such written programmer and operator documentation related to such Company Software; and (iii) complies in all material respects with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software. No Company Software contains any computer code that (A) is knowingly and intentionally designed to disrupt, disable, harm or otherwise impede in any manner the operation of the software or any hardware, including any “back door,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), or (B) would knowingly and intentionally disable or impair the operation of any of the software or hardware based on the elapsing of a period of time or the advancement to a particular date or other numeral (sometimes referred to as “time bombs” or “drop dead” devices).

Section 3.13    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business; and (b) constitute valid and undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business.
Section 3.14    Customers and Suppliers.
(a)Section 3.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any written notice, or to the Company’s Knowledge, oral notice, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.
(b)Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any written notice, or to the Company’s Knowledge, oral notice, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate, materially reduce or adversely change the terms of its relationship with the Company.
Section 3.15    Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of all insurance policies maintained by any Seller Party or any of their respective Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and will not terminate or lapse (pursuant to such policies’ terms and conditions) solely as a result of the consummation of the Transactions. Neither any Seller Party nor any of their respective Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy, and all claims, events, and occurrences that may be covered under the Insurance Policies have been noticed pursuant to the applicable terms and conditions. To Seller’s Knowledge, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All of the Insurance Policies (a) are valid and binding in accordance with their terms; (b) to Seller’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights or where available insurance coverage (inclusive of defense expenses) will be exceeded. To Seller’s Knowledge, no Seller Party nor any of their respective Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.
Section 3.16    Actions; Governmental Orders.
(a)There are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against any Seller Member or any Affiliate thereof and relating to the Company); or (b) against or by any Seller Party or any Affiliate of any Seller Party that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Actions.
(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.
Section 3.17    Compliance With Laws; Permits.
(a)The Company has complied, in all material respects, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets.
(b)All Permits required for the Company to conduct all operations of the business as currently conducted have been obtained by it and are valid and in full force and effect. Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Disclosure Schedules.

(c)None of the representations and warranties contained in this Section 3.17 shall be deemed to relate to environmental matters (which are governed by Section 3.18), employee benefits matters (which are governed by Section 3.19), employment matters (which are governed by Section 3.12) or tax matters (which are governed by Section 3.21).
Section 3.18    Environmental Matters.
(a)The Company is currently, and has been during the six (6) years preceding the Closing Date, in compliance in all material respects with all Environmental Laws, and has not, and no other Seller Party, has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)To Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Real Property, including Real Property formerly owned, operated or leased by the Company, and no Seller Party has received a written Environmental Notice that any such Real Property (including soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller Party.
Section 3.19    Employee Benefit Matters.
(a)Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which the Company has maintained or is required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.19(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision.
(b)With respect to each Benefit Plan, each Seller Party has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 of the Code.

(d)All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and, all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.
(e)Neither the Company nor any of its ERISA Affiliates has ever sponsored, administered or otherwise contributed to (and no Company Benefit Plan is) any of the following: (1) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (2) a “multiemployer plan” (as defined under Section 3(37) of ERISA) or a collectively bargained plan subject to Section 413 of the Code; (3) a “single employer plan” (as defined under Section 4001(a)(15) of ERISA) that could result in liability for the Company under Section 4063 or 4064 of ERISA (i.e., a multiple-employer plan); (4) self-insured “group health plan” (as defined under Section 5000(b)(1) of the Code); (5) a “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code); or (6) a multiple employer welfare arrangement (MEWA).
(f)Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.
(g)Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.
(h)There is no pending or, to the Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the five (5) year prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(i)There has been no amendment to, announcement by any Seller Party, or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis or for customary market inflation) with respect to any director, officer, employee, independent contractor or consultant, as applicable. No Seller Party nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement with respect to a Benefit Plan.
(j)Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(k)Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.
(l)Except as set forth in Section 3.19(l) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.
(m)The Company is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Benefit Plan. The Company does not have any unsatisfied obligations to any Company employees or qualified beneficiaries pursuant to the ACA, or any state or local Law governing health care coverage or benefits that would result in any liability to the Company. The Company has maintained all records necessary to demonstrate its compliance with the ACA and any other similar state or local law.
Section 3.20    Employment Matters.
(a)Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or current hourly rate; and (v) commission, bonus or other incentive-based compensation. Except as set forth in Section 3.20(a) of the Disclosure Schedules, as of the date of this Agreement, all earned compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees to any employees.
(b)Section 3.20(b) of the Disclosure Schedules contains a list of all Persons engaged by the Company as independent contractors or consultants at any point from January 1, 2021 to the date hereof who received aggregate compensation in excess of $1,000.00 and sets forth for each such Person: (i) name of individual or entity; and (ii) total amount of fees, compensation, or benefits paid or provided by the Company from January 1, 2021 to present. Except as set forth in Section 3.20(b) of the Disclosure Schedules, as of the date hereof, all compensation, including commissions, bonuses, fees and other compensation, payable to all independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees to any independent contractors or consultants.
(c)The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.
(d)Except as set forth in Section 3.20(d) of the Disclosure Schedules, (i) in the past three (3) years, the Company has been in material compliance with all applicable Laws in each jurisdiction in which the Company, directly or indirectly, employs or engages any Person pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws in each jurisdiction in which the Company, directly or indirectly, employs or engages any Person relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance; (ii) in the past six (6) years, all individuals characterized and treated by the Company as independent contractors or consultants are properly classified and treated as independent contractors under all applicable Laws in each jurisdiction in which the Company, directly or indirectly, employs or engages any Person; and (iii) in the past six (6) years, all employees of the Company classified as exempt under the Fair Labor Standards Act (“FLSA”) and state and local wage and hour laws are properly classified in all respects.
(e)Except as set forth on Section 3.20(e) of the Disclosure Schedules, in the past three (3) years, there have been no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or engagement of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws in each jurisdiction in which the Company, directly or indirectly, employs or engages any Person.
(f)The Company is in compliance with and has complied with all immigration laws, including Form I-9 and any applicable mandatory E-Verify obligations.
Section 3.21    Taxes. Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)The Company has timely filed all Income Tax Returns and all other material Tax Returns that were required to be filed (including pursuant to applicable extensions) by it on or prior to the Closing Date. Such Tax Returns were correct and complete in all material respects.
(b)The Company has paid all Taxes that were due and owing by the Company (whether or not shown on or relating to such Tax Returns).
(c)The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or partner or other party, including any withholding required in any jurisdiction with respect to members or partners of the Company who or that are not residents of such jurisdiction, and complied with all information reporting and backup withholding provisions of applicable Law.
(d)No claim has been made in the past five (5) years by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to Tax by that jurisdiction or required to file Tax Returns in that jurisdiction
(e)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company that will be in effect after the Closing.
(f)Section 3.21(e) of the Disclosure Schedules sets forth for the Company:
(i)those years for which examinations by any Tax Authority have been completed during the past five (5) years; and
(ii)those taxable years for which examinations by any Tax Authority are presently being conducted.
(g)All outstanding deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Tax Authority have been fully paid, or are fully reflected as a Liability in the Interim Financial Statements or are being contested and an adequate reserve therefor has been established and is fully reflected as a Liability in the Interim Financial Statements.
(h)The Company is not a party to any Action by any Tax Authority. To Seller’s Knowledge, there are no pending or threatened Actions by any Tax Authority against the Company.
(i)The Company has delivered to Buyer copies of all Income Tax Returns filed by and examination reports and statements of deficiency assessed against, or agreed to by, the Company or any of its Subsidiaries for all Tax periods ending after December 31, 2016.
(j)There are no Encumbrances for Taxes upon the assets of the Company other than Permitted Encumbrances.
(k)The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation or any similar agreement.
(l)No request for private letter rulings, technical advice memoranda or similar agreement or rulings from any Tax Authority with respect to the Company are pending, and no such agreement or ruling from any Tax Authority with respect to the Company has been issued in the last ten (10) years.
(m)The Company has not ever been a member of an Affiliated Group. The Company does not have any Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee, successor, by Contract or otherwise.
(n)The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:
(i)any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws) for a taxable period ending on or prior to the Closing Date;
(ii)use of an improper method of accounting prior to the Closing Date;
(iii)an installment sale or open transaction occurring on or prior to the Closing Date;
(iv)a prepaid amount received on or before the Closing Date;
(v)any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or
(vi)any election under Section 965 of the Code.
(o)The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
(p)The Company has never been a “United States shareholder” (within the meaning of Section 951(b) of the Code) of a “controlled foreign corporation” (within the meaning of Section 957 of the Code).
(q)The Company is not nor has ever been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r)The Company is, and has been since its formation, treated as a partnership for U.S. federal income tax purposes. No election under Treasury Regulations Section 301.7701-3 has been made with respect to the Company. The Company has never elected out of the centralized partnership audit regime pursuant to Section 6221(b) of the Code (and any corresponding or similar election for any applicable state or local Tax purposes) for any taxable year for which such election was available, and has complied with all notice and disclosure requirements applicable to such election. None of the Company nor any Seller Member has taken any action to revoke any such election.
(s)The Company does not have a permanent establishment or fixed place of business outside the country of its organization.
(t)All related party transactions between (i) the Company and any of its Subsidiaries, (ii) the Company or any of its Subsidiaries and any of their Affiliates, and (iii) any of the Company’s Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Tax Laws).
(u)The Company has no outstanding Deferred Payroll Taxes. The Company has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Act (Public Law 116-127) and Section 2301 of the CARES Act and any other provision of the COVID-19 Tax Acts.
(v)The Company has not elected to pay any income, net income, or similar tax at the entity level.
Section 3.22    Transactions with Affiliated Parties. Except as set forth in Section 3.22 of the Disclosure Schedules, none of any Seller Party, any Related Party, or, to the Seller’s Knowledge, any of their respective directors, managers, members, officers, equityholders or employees, directly or indirectly: (a) has any ownership interest, directly or indirectly, in any competitor, supplier or customer of the Company; (b) has any outstanding loan or receivable in either event to or from the Company (other than reimbursement of employees for legitimate business expenses incurred in the ordinary course of business); or (c) is a party to, otherwise bound by or has any interest in any Contract or agreement with the Company that includes terms and conditions other than on an arms’ length basis (“Affiliated Party Transactions”).
Section 3.23    Books and Records. The corporate governance records of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance in all material respects with sound business practices. At the Closing, all corporate governance records of the Company will be in the possession of the Company.
Section 3.24    Brokers. Except as set forth in Section 3.24 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller Party.
Section 3.25    Anti-Corruption Compliance. Neither the Company nor any of its directors, managers, members, officers, employees, or agents have, directly or indirectly, taken any actions in violation of the Anti-Corruption Laws, including the FCPA and Bribery Act. The Company further represents that it has maintained systems of internal controls (including accounting systems, purchasing systems, and billing systems) and written policies to ensure compliance with the Anti-Corruption Laws, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor, to the Seller’s Knowledge, any of its directors, managers, members, officers, employees, or agents are the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws. The Company and its directors, managers, members, officers, employees, and agents, have complied and are in compliance in all material respects with any customer-mandated Anti-Corruption Laws compliance requirements, including any such provisions in their Material Contracts.
Section 3.26    Export Control Laws. The Company has conducted all export transactions in material accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Company is in material compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or, to the Seller’s Knowledge, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Company’s exports; and (e) to Seller’s Knowledge, there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims.
Section 3.27    Harassment. No allegations of unlawful discrimination or harassment, including sexual harassment, or retaliation (collectively, “Harassment”) have ever been made to the Company against any individual in his or her capacity as an officer, director, equityholder or employee of the Company. There are no, and there have never been, any Actions pending or, to Seller’s Knowledge, threatened against the Company or any of its officers, directors, equityholders or employees (in their capacities as such), involving allegations of Harassment by any current or former officer, employee or independent contractor of the Company (in their capacities as such). The Company is not, nor has it ever been, a party to a settlement agreement with a current or former officer, employee or independent contractor of the Company resolving allegations of Harassment by any officer, director, equityholder or employee of the Company (in their capacities as such).
Section 3.28    Data Privacy.
(a)In connection with its collection, storage, processing, transfer (including any transfer across national borders), disclosure and/or use of Personal Information (collectively “Processing”), the Company is and has been in compliance with all applicable Laws in all relevant jurisdictions (“Privacy Laws”), the Company Privacy Policies, and the requirements of any contract or codes of conduct to which the Company is a party (“Privacy Agreements”). The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information, customer data, and confidential information collected by it or on its behalf or in its possession or control from and against unauthorized access, use and/or disclosure. To the Seller’s Knowledge, there has been no unauthorized access, use, loss, destruction, modification, or disclosure of Personal Information, customer data, or confidential information in the possession or control of the Company (a “Security Breach”). To the Seller’s Knowledge, no third-party processing Personal Information on behalf of Company has experienced a Security Breach affecting Company Personal Information, customer data, or confidential information. The Company is and has been in compliance in all material respects with all applicable Laws relating to data loss, theft and breach of security notification obligations.
(b)The Company is, and at all times has been, in compliance with the applicable requirements of PCI Security Standards Council’s Payment Card Industry Data Security Standard and all other applicable rules and requirements by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank (collectively, “PCI Requirements”).
(c)Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Documents) nor the consummation of any of the Transactions, nor Buyer’s possession or use of the User Data or any data or information in the Company Systems in the operation of the business of the Company, as currently conducted or currently contemplated to be conducted, after the Closing, will result in any violation of any Company Privacy Policy or any Privacy Law, Privacy Agreement, or PCI Requirement.
(d)There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Company initiated by (A) any Person; (B) any Governmental Authority; or (C) or any regulatory or self-regulatory entity, in each case, alleging that any Processing by the Company: (i) is in violation of any applicable Privacy Laws or PCI Requirements, (ii) is in violation of any Privacy Agreements, (iii) is in violation of any Company Privacy Policies, or (iv) otherwise constitutes an unfair, deceptive, or misleading trade practice.
(e)Company is, and at all times has been in compliance with all applicable Laws pertaining to sales, marketing, and electronic communications, including the CAN-SPAM Act, the Telephone Consumer Protection Act, and the Telemarketing Sales Rule.
Section 3.29    Bank Accounts. Section 3.29 of the Disclosure Schedules (a) identifies all bank and brokerage accounts used in connection with the operations of the Company, whether or not such accounts are held in the name of the Company and lists the respective signatories therefor and (b) lists the names of all persons holding a power of attorney from the Company and a summary statement of the terms thereof.
Section 3.30    No Other Representations. Except for the representations and warranties expressly set forth in this Agreement (including the Disclosure Schedules), any Ancillary Document or the Closing Certificates, no Seller Party or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Parties or any of their respective Affiliates with respect to the Purchased Interests, the Company or its business, operations, assets, liabilities, financial condition or prospects, or the Transactions. Without limiting the generality of the foregoing, and except for the representations and warranties expressly set forth in this Agreement (including the Disclosure Schedules), any Ancillary Document or the Closing Certificates, no Seller Party or any other Person makes or has made or makes, and all of the foregoing disclaim, any express or implied representation or warranty with respect to, based on, or arising from (a) any confidential information memorandum, (b) any management or other presentations, (c) any information, documents, or materials made available to Buyer or its Representatives in the Data Room, or (d) any information, documents, or materials in any other form made available to Buyer or its Representatives in connection with the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to each Seller Member that the statements contained in this Article IV are true and correct as of the date hereof and shall survive the Closing as provided herein.
Section 4.01    Organization and Authority of Buyer. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business (where such concept exists) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to have such power or authority, is not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions.
Section 4.02    Authorization of Transaction; Binding Authority. Buyer has the requisite corporate or similar power and authority and has taken all corporate or similar action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other Parties, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law. When each other Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of buyer enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a material violation or material breach of, or default under, any provision of the Organizational Documents of Buyer; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer, except where such conflict, violation or breach, individually or in the aggregate, would not be reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the Transactions. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Transactions, other than such filings and notifications as may be required to be made under the HSR Act and applicable Antitrust Laws, the expiration or early termination of applicable waiting periods under the HSR Act and the expiration or termination of waiting periods or the receipt of approvals or consents required under other applicable Antitrust Laws.
Section 4.04    Investment Purpose. Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Purchased Interests are not registered under the Securities Act, as amended, or any state Securities Laws, and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act, as amended or pursuant to an applicable exemption therefrom and subject to state Securities Laws and regulations, as applicable.
Section 4.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.
Section 4.06    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Purchase Price and consummate the Transactions.
Section 4.07    No Actions. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.
Section 4.08    Independent Investigation. Buyer is an informed and sophisticated Person experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder. Buyer has conducted its own independent investigation, review, and analysis of the business, results of operations, prospects, financial condition, and assets of the Company. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Buyer has not relied upon any representation, warranty, or statement (written or oral), whether express or implied, made by or on behalf of or imputed to any Seller Party except (i) for the representations, warranties and statements expressly set forth in this Agreement (including the Disclosure Schedules), any Ancillary Document or the Closing Certificates; and (ii) in respect of Fraud. For the avoidance of doubt, nothing in this Section 4.08 or any other section in this Agreement shall limit any Fraud Claim.
Section 4.09    No Other Representations. Except for the representations and warranties expressly set forth in this Agreement, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either oral or written, on behalf of Buyer or any of their respective Affiliates with respect the Transactions or otherwise.
ARTICLE V
CONDUCT OF BUSINESS BY THE COMPANY PENDING THE CLOSING
Section 5.01    Interim Operating Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees, except to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) to carry on its business in the ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and to use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of the Company. By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Disclosure Schedules, the Company shall not, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)amend or otherwise change the Operating Agreement;
(b)issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any Membership Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any Membership Interest or any other ownership interest (including any phantom interest), of the Company;
(c)sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business other than in the ordinary course of business;
(d)declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Membership Interests;
(e)split, combine, subdivide, redeem or reclassify any of its Membership Interests, issue or authorize the issuance of any other Membership Interests in respect of, in lieu of or in substitution for its Membership Interests, or purchase or otherwise acquire, directly or indirectly, any of its Membership Interests;
(f)make any acquisition (including by merger, consolidation, or acquisition of stock or assets) of any corporation, partnership, other business organization or any division thereof;
(g)institute or settle any Action;
(h)incur any Indebtedness or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances to any Person, except for advances to employees or officers of the Company for expenses incurred in the ordinary course of business;
(i)authorize any capital expenditure in excess of $25,000 individually or $100,000 in the aggregate;
(j)enter into any lease or contract for the purchase or sale of any real property;
(k)waive or release any material right or claim;
(l)increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Company Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;
(m)extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;
(n)amend or terminate any Material Contract;
(o)enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;
(p)other than in the ordinary course of business, enter into any licensing, distribution, sponsorship, advertising (or materially adjust advertising loads in a manner inconsistent with past practice) or other similar contracts, agreements or obligations;
(q)enter into any Material Contract other than customer contracts entered into in the ordinary course of business pursuant to the Company’s standard terms and conditions;
(r)pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) in excess of $25,000 individually, or in excess of $100,000 in the aggregate;
(s)make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under GAAP or applicable Law;
(t)make or change any material Tax election, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Taxes relating to the Company;

(u)(i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than a license of Company Intellectual Property granted to customers of the Company in the ordinary course of business pursuant to the Company’s standard terms and conditions, (iii) enter into an agreement providing for the joint ownership of any Intellectual Property, or (iv) disclose any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;
(v)make (or become obligated to make) any bonus payments to any of its officers or employees, other than pursuant to bonus, commission or similar programs in place as of the date of this Agreement and set forth in Section 3.19(a) of the Disclosure Schedules;
(w)revalue any of its assets, including writing off notes or accounts receivable, other than in the ordinary course of business;
(x)fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;
(y)take any action or fail to take any action that would cause there to be a Material Adverse Effect;
(z)permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Buyer; and
(aa)take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (z) above.
Section 5.03    Litigation. The Company shall notify Buyer in writing promptly after learning of any Action initiated by it or against it, or, to Seller’s Knowledge, threatened against it or any of its managers, employees or members in their capacity as such.
Section 5.04    Notification of Certain Matters. The Company shall give prompt notice to Buyer of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in Article III of this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement of any Seller Party contained in this Agreement not to be complied with or satisfied by it; and (b) any failure or inability of the Company to comply with or satisfy any condition or agreement to be complied with or satisfied by it before Closing hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies available hereunder to Buyer, including Buyer’s ability to terminate this Agreement pursuant to Article IX prior to the Closing and Buyer’s ability to bring an indemnification claim under Article X.
Section 5.05    New Games. The Company shall consult in good faith with Buyer regarding the release timeline and launch cost of any new games.
ARTICLE VI
COVENANTS AND OTHER AGREEMENTS
Section 6.01    Exclusivity.
(a)Each of the Company and the Seller Members will not, directly or indirectly, and the Company will instruct its Representatives not to, directly or indirectly, solicit, initiate or intentionally encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, a Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction. The Company will notify Buyer immediately after receipt by the Company or any of its Representatives, and the Sellers’ Representative will notify Buyer immediately after receipt by any Seller Member, of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any Person that informs or has informed the Company or a Seller Member that it is considering making or has made such a proposal or inquiry. Such notice to Buyer shall indicate in reasonable detail the terms and conditions of such proposal or inquiry. The Company and the Seller Members immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
(b)A “Competing Transaction” means any of the following involving the Company or any Seller Member (other than the Transactions): (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of the Company or of the Membership Interests; or (iii) a tender offer or exchange offer for any of the Membership Interests.
Section 6.02    Confidentiality. From and after the Closing, each Seller Party shall, and shall cause their respective Affiliates and each of the Representatives of any of the foregoing, to, hold in confidence any and all confidential or proprietary information, whether written or oral, concerning the Company or any predecessor thereof, except to the extent that a Seller Party can demonstrate that such information (a) is generally available to and known by the public through no fault of any Seller Party, any of their respective Affiliates or any of the respective Representatives of any of the foregoing; or (b) is lawfully acquired by a Seller Party, any of their respective Affiliates or any of the respective Representatives of any of the foregoing from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller Party or any of their respective Affiliates or any of the respective Representatives of any of the foregoing are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller Members shall, to the extent permitted by applicable Law, promptly notify Buyer in writing of such requirements and shall be permitted to disclose only that portion of such information which such Seller Party is advised by its counsel in writing is legally required to be disclosed, provided that each Seller Party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.03    Non-Competition; Non-Solicitation.
(a)For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), no Restricted Person shall, and no Restricted Person shall permit any of their respective Affiliates or any of the respective Representatives of any of the foregoing to, directly or indirectly (i) other than pursuant to employment or consulting agreements with Buyer or the Company or any of their Affiliates own, hold interests in, manage, operate, control or participate in (whether as principal, manager, employee, agent, officer, shareholder, director, partner, member or otherwise), consult with, render services for, or in any other manner engage in the Restricted Business in the Territory; or (ii) intentionally interfere in any respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Restricted Person may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Person is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(b)During the Restricted Period, no Restricted Person shall, and no Restricted Person shall permit any of their respective Affiliates or any of the respective Representatives of any of the foregoing to, directly or indirectly, (i) induce or attempt to induce any employee or independent contractor of the Company to terminate their employment or engagement with the Company, (ii) otherwise interfere with or disrupt the Company’s relationship with its employees or independent contractors, or (iii) solicit, entice, or hire any employee or independent contractor of the Company who has left the Company during the twelve (12) month period prior to such hiring. Notwithstanding the foregoing, no Restricted Person shall be prohibited from conducting generalized searches by use of general advertisements or solicitations, including advertisements or solicitations through newspapers, internet or other media of general circulation or engaging and using a search firm not specifically targeted at the individuals described in this Section 6.03(b).
(c)During the Restricted Period, no Restricted Person shall, and no Restricted Person shall permit any of their respective Affiliates or any of the respective Representatives of any of the foregoing to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients, customers, or other business relations of the Company for purposes of engaging in the Restricted Business or interfering with the relationship between any such client, customer, or business relation and the Company for purposes of engaging in the Restricted Business.
(d)Each Restricted Person acknowledges that a breach or threatened breach of Sections 6.03(a), 6.03(b) and 6.03(c) would give rise to irreparable harm to Buyer and its Affiliates, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Restricted Person of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In addition, in the event of any breach or violation by any Restricted Person of any of the provisions in Sections 6.03(a), 6.03(b) and 6.03(c), the time period of such covenant shall be tolled during the period of such breach or violation.
(e)Each Restricted Person acknowledges that the restrictions contained in Sections 6.03(a), 6.03(b) and 6.03(c) are reasonable and necessary to protect the legitimate interests of Buyer and its Affiliates and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in Sections 6.03(a), 6.03(b) and 6.03(c) should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in Sections 6.03(a), 6.03(b) and 6.03(c) and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04    Books and Records. In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, each Seller Party shall:
(a)retain the books and records (including personnel files) of such Seller Party which relate to the Company and its operations for periods prior to the Closing; and
(b)upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;
provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.
(c)A Seller Party shall not be obligated to provide Buyer with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.
Section 6.05    Indebtedness; Related Party Obligations. At or prior to the Closing, the Seller Members shall, and shall cause the Company to, extinguish any Indebtedness of the Company to third parties and shall have caused to be released all Encumbrances related to all Indebtedness upon any of the properties and assets of the Company. All Liabilities between or among the Company, on the one hand, and any Seller Party, Related Party or any of their respective Affiliates, on the other hand as set forth in Schedule 6.05 (the “Related Party Obligations”), shall as of the Closing be eliminated from being a future obligation or right of the Company and any Seller Party, Related Party or any of their respective Affiliates, as applicable, at or prior to Closing.
Section 6.06    Releases. From and after, and subject to the occurrence of the Closing, each Seller Member, on behalf of such Seller Member and his, her or its heirs, predecessors, successors, assigns, and each of their respective Affiliates and any Representatives of any of the foregoing (collectively, the “Releasing Parties”) hereby forever, fully, unconditionally and irrevocably waives, releases, remises and discharges each of Buyer, the Company, each of their respective predecessors, successors and assigns and each of their respective direct or indirect Affiliates and Subsidiaries and any past and present equity holders, members, managers, partners, employees, officers, directors, consultants, attorneys, agents, employee benefit plan and other Representatives of any of the foregoing (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, agreements, obligations, promises, judgments, or liabilities of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise, whether known or unknown, patent or latent, unanticipated as well as anticipated, asserted or unasserted, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, liquidated or unliquidated, due or to become due, or determined, determinable or otherwise (the “Released Liabilities”) that the Releasing Parties may currently have, or may have in the future in his, her or its capacity as a Seller Party and direct, indirect or otherwise beneficial owner of equity or phantom equity or profit sharing interests in the Company or status as a current or former manager, officer, employee, consultant, service provider, advisor, agent or representative of any of the Released Parties (collectively, the “Released Claims”). Notwithstanding the foregoing, the Released Claims shall not include, (a) rights to payment or other consideration for such Releasing’s Party’s portion of the Aggregate Purchase Price, or any other amounts or obligations which any Seller Party may be entitled to in this Agreement or any of the Ancillary Documents; or (b) any rights or claims a Releasing Party may have pursuant to the terms of this Agreement or any Ancillary Document.
Section 6.07    Sellers’ Representative. Each Seller Party agrees that Farhad Shakiba is hereby constituted and appointed as agent and attorney-in-fact as the “Sellers’ Representative”, with the sole and exclusive right and power, for and on behalf of each Seller Party, to execute and deliver any and all certificates and other documents required to be executed and delivered by any Seller Party hereunder, to give and receive notices and communications hereunder, to make claims against Buyer hereunder, to agree to, object to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, without limitation, claims arising under Article X of this Agreement and disputes arising under Article II of this Agreement, to make amendments and grant waivers hereunder or any other Ancillary Document, and to take all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing and any other actions that the Sellers’ Representative may, in his sole discretion, determine to be appropriate in connection with the consummation of the purchase and sale of the Purchased Interests or the Transactions. No bond shall be required of Sellers’ Representative, and Sellers’ Representative shall receive no compensation for services rendered. Notices or communications to or from Sellers’ Representative shall constitute notice to or from the Company and each Seller Members, as applicable. The Seller Members agree and acknowledge that the power of attorney granted in this Section 6.07: (i) is coupled with an interest and is irrevocable; and (ii) may be delegated by the Sellers’ Representative. In the event of the death, incapacity or resignation of Farhad Shakiba, then, the remaining Seller Members shall jointly elect a new Sellers’ Representative by a vote of the holders of a majority of the Purchased Interests listed on Schedule D hereto. A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision of all of Seller Members and shall be final, binding and conclusive upon each of such Parties, and Buyer may rely upon any written decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each of such Parties and Buyer shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to this Agreement or any of any Ancillary Document. Buyer is hereby relieved from any Liability to any person for any acts done by it in accordance with such decision, act, consent, or instruction of Sellers’ Representative. Sellers’ Representative shall, at the expense of the Seller Members, be entitled to engage such counsel, experts and other agents and consultants as Sellers’ Representative shall deem necessary in connection with exercising his powers and performing his function hereunder and (in the absence of willful misconduct on the part of Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. Sellers’ Representative shall have no liability to any of Seller Members for any actions taken by him in his capacity as Sellers’ Representative (in the absence of willful misconduct). Each Seller Party will severally indemnify Sellers’ Representative and hold Sellers’ Representative harmless against any loss, liability or expense incurred without willful misconduct on the part of Sellers’ Representative and arising out of or in connection with the acceptance or administration of Sellers’ Representative duties hereunder, including each Seller Party’s respective share of the reasonable fees and expenses of any legal counsel retained by the Sellers’ Representative.
Section 6.08    Escrow. As a source of payment for the purpose of securing certain indemnification obligations of Seller Members set forth in Article X and the obligations of Seller Members set forth in Section 2.04, Buyer and Sellers’ Representative shall enter into the Escrow Agreement at Closing, pursuant to which Buyer will deposit, or cause to be deposited, with the Escrow Agent, the Purchase Price Adjustment Escrow Amount and the Indemnity Escrow Amount as provided in Section 2.03. In accordance with and subject to the terms and conditions of the Escrow Agreement, any Purchase Price Adjustment Escrow Amount remaining in the Escrow Fund after reduction for any Final Deficiency, shall be remitted to the Seller Members in accordance with Section 2.04(b)(iv) hereof and Buyer and the Sellers’ Representative shall so instruct the Escrow Agent. In accordance with and subject to the terms and conditions of the Escrow Agreement, promptly, and in any event within five (5) days after the Final Release Date, Buyer and the Sellers’ Representative shall cause the Escrow Agent to release to the Seller Members any remaining amount of funds then held in the Indemnity Escrow Amount less any amount which is then the subject of any outstanding good faith claims or disputes relating thereto.
Section 6.09    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of Buyer in the event of announcements by the Company before the Closing, or any Seller Member or the Sellers’ Representative before or after the Closing, or the prior written consent of the Sellers’ Representative in the event of announcements by Buyer before the Closing (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, this Section 6.09 shall not apply to the extent that Buyer or its Affiliates are required to make any announcement relating to or arising out of this Agreement by virtue of the Securities Laws or the rules or regulations promulgated thereunder or the Nasdaq exchange rules.
Section 6.10    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.
Section 6.11    Termination and Release Agreement. At or prior to the Closing, the Seller Members shall, and shall cause the Company to, enter into a termination and release agreement with Scott Willoughby in a form reasonably acceptable to Buyer (the “Termination and Release Agreement”), in relation to that certain Phantom Unit Agreement by and between the Company and Scott Willoughby dated as of August 8, 2019 and that certain Phantom Unit Agreement by and between the Company and Scott Willoughby dated January 1, 2021 (together, the “Phantom Unit Agreements”).
Section 6.12    Termination of 401(k) Plan. Unless Buyer (or an Affiliate of Buyer) directs otherwise at least three (3) Business Days prior to the Closing, the Company shall provide Buyer executed resolutions of the manager of the Company terminating each Benefit Plan intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) effective as of no later than the day immediately preceding the Closing and conditioned upon the Closing, and authorizing and directing the Company’s officers to (a) execute amendments to each 401(k) Plan (i) which in Buyer’s reasonable judgment are sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder, including such that the tax-qualified status of each 401(k) Plan will be maintained at the time of termination, and (ii) provide for the distribution of participants’ accounts upon plan termination, and (b) take such further action as the officers deem necessary or advisable in connection with the termination of each 401(k) Plan. The form and substance of such resolutions shall be subject to reasonable prior review and approval of Buyer.
Section 6.13    Regulatory Matters.
(a)Each of the Company and Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Buyer may reasonably request, in connection with the consummation of the Transactions. Each of the Company and Buyer shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Law, each of the Company and Buyer shall promptly inform the other of any material communication between the Company or Buyer (as applicable) and any Governmental Authority regarding the Transactions. If the Company or Buyer or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Transactions, then the Company or Buyer (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response to such request. Each of the Company and Buyer shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Without limiting the generality or effect of the foregoing, and to the extent applicable, each of the Company and Buyer shall (x) as soon as practicable (and in any event within ten (10) Business Days following the date of this Agreement), make any initial filings required under the HSR Act and (y) as soon as practicable, make any initial filings required under any other Antitrust Laws, in each case in connection with the purchase and sale of the Purchased Interests and the Transactions. To the extent permitted by applicable law, the Parties (other than the Sellers’ Representative) shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Laws. Each of the Company and Buyer shall use its commercially reasonable efforts to take such actions as may be required to cause the expiration of the notice periods under any applicable Antitrust Laws with respect to the Transactions. All filing fees in connection with filings required by the HSR Act shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Seller Members, on the other hand. The Company and Buyer shall each bear its own legal fees and expenses in connection with compliance with this Section 6.13.
(b)Notwithstanding the foregoing, nothing in this Section 6.13 or otherwise in this Agreement shall require Buyer: (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Buyer of any portion of the business, assets, categories of assets, relationships, contractual rights, obligations or arrangements of Buyer or any of its Affiliates (including the Company), or compel Buyer to divest, dispose of, hold separate or license any portion of the business, assets, categories of assets, relationships, contractual rights, obligations or arrangements of Buyer or any of its Affiliates (including the Company); (ii) to propose or agree to or effect any divestiture or hold separate any business or assets; or (iii) to commence, contest, or defend any Action relating to the purchase and sale of the Purchased Interests.
ARTICLE VII
TAX MATTERS
Section 7.01    Preparation and Filing of Tax Returns.
(a)The Sellers’ Representative shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Income Tax Returns of the Company for taxable periods ending on or before the Closing Date (“Company Income Tax Returns”) which are due (after taking into account any validly obtained extensions) after the Closing Date. The Sellers’ Representative shall, at least twenty (20) Business Days prior to filing, submit all such Company Income Tax Returns to Buyer for Buyer’s review and comment. If there is a disagreement as to whether revisions requested by Buyer should be included in any such Company Income Tax Return, any such item of disagreement shall be submitted to the Independent Accountant for resolution in accordance with the procedures set forth in Section 2.04(b) (the expenses of which shall be shared in a manner consistent with that set forth in Section 2.04(b)). All Company Income Tax Returns that the Sellers’ Representative or the Company is required to file or cause to be filed in accordance with this Section 7.01(a), shall be prepared and filed in a manner consistent with past practice of the Company, unless otherwise required by applicable Law. The Sellers’ Representative shall cause the “partnership representative” of the Company or any of its Subsidiaries, within the meaning of Section 6223 of the Code, to make the election provided for in Section 6226 of the Code with respect to any “imputed underpayment” determined in connection with any Tax claim, audit or other examination with respect to Taxes for any taxable year of the Company or any of its Subsidiaries ending on or before the Closing Date. The Sellers’ Representative shall cause the Company and each of its Subsidiaries (as applicable) to make a timely and effective election out of the centralized partnership audit regime pursuant to Section 6221(b) of the Code (and any corresponding or similar election for any applicable state or local Tax purposes) for the 2022 tax year and will comply with all notice and disclosure requirements applicable to such election.
(b)Except as otherwise provided in Section 7.01(a), Buyer shall prepare and timely file all Tax Returns of Company (the “Buyer Prepared Tax Returns”). To the extent that a Buyer Prepared Tax Return relates to a Pre-Closing Tax Period or Straddle Period, such Tax Return shall be prepared and filed in a manner consistent with past practice of the Company, unless otherwise required by applicable Law. Buyer shall, at least twenty (20) Business Days prior to filing, submit to the Sellers’ Representative for their review and comment all such Buyer Prepared Tax Returns that are Income Tax Returns and relate to a Pre-Closing Tax Period or Straddle Period. If there is a disagreement as to whether revisions requested by the Sellers’ Representative should be included in any such Buyer Prepared Tax Return, any such item of disagreement shall be submitted to the Independent Accountant for resolution in accordance with the procedures set forth in Section 2.04(b) (the expenses of which shall be shared in a manner consistent with that set forth in Section 2.04(b)).
(c)If the Independent Accountant does not resolve a matter under Section 7.01(a) or Section 7.01(b) at least five (5) days before the relevant Tax Return is due, any such Company Income Tax Return shall be prepared and filed in accordance with Sellers’ Representative’s position on any remaining non agreed items, any such Buyer Prepared Tax Return shall be prepared and filed in accordance with Buyer’s position on any remaining non-agreed items and upon a resolution by the Independent Accountant of such matter, Sellers’ Representative and/or Buyer shall, if needed, amend any such Tax Return to reflect the Independent Accountant’s resolution.
Section 7.02    Cooperation. Buyer and the Seller Members shall, and shall each cause their respective Affiliates to, provide the other with such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, determining liability for Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns and related documents, making its employees available, timely signing and delivering any certificates or forms relating to any Tax matter, to the extent reasonably requested; provided, however, that neither Buyer nor any of its Affiliates shall be required to provide any portion of any Tax Return filed on an affiliated, combined, consolidated or unitary basis that does not relate to the Company.
Section 7.03    Straddle Period Taxes. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as attributable to the Pre-Closing Tax Period for purposes of this Agreement shall be:
(a)in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property (other than Transfer Taxes), or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(b)in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
Section 7.04    Termination of Tax Allocation Arrangements. Any Tax allocation, Tax indemnity or Tax sharing agreement between the Company, on the one hand, and any Person, on the other hand, shall be terminated as to the Company on or prior to the Closing, and after the Closing the Company shall not have any liability thereunder.
Section 7.05    Buyer Covenants. Without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), Buyer shall not cause or permit the Company to: (a) amend any Tax Returns filed with respect to any Pre-Closing Tax Period; (b) make or revoke any Tax election that has retroactive effect to any Pre-Closing Tax Period; (c) extend or waive the statute of limitations with respect to a Tax for Pre-Closing Tax; (d) file any ruling request with any Governmental Entity that relates to Taxes or Tax Return for a Pre-Closing Tax Period; (e) carry back a net operating loss or other Tax attribute or credit realized, in a taxable period (or portion of any Straddle Period) beginning after the Closing Date; or (f) enter into (or pursue) any voluntary disclosure agreements with any Governmental Authority that relate to Taxes or Tax Returns for any Pre-Closing Tax Period without the written consent of the Seller Representatives (such consent not to be unreasonably withheld, conditioned, or delayed); provided, however, that (i) Buyer may take any such actions if otherwise required by applicable Law or (ii) following the expiration of the applicable survival period pursuant to Section 10.01 of this Agreement, Buyer may take any such actions provided that it has no effect on the Tax liability, Tax attributes or indemnity obligations of any Selling Member.
Section 7.06    Tax Refunds. Any Tax refund or reduction in liability for Taxes in lieu of a cash refund, in each case, in an amount of at least $10,000 that is actually received by the Buyer or the Company with respect to Taxes of the Company or any Selling Member for a Pre-Closing Tax Period shall be paid to the Sellers’ Representative, in each case within fifteen (15) Business Days of receipt of such Tax refund or, in the case of a reduction in liability for Taxes in lieu of a cash refund, the date of filing of the Tax Return on which such reduction in liability is claimed, and in each case without interest other than interest received from the Governmental Authority and net of any Taxes and any reasonable out of pocket expenses that the Buyer or the Company has incurred with respect to such Tax refund or reduction. Nothing in this Section 7.06 shall require that the Buyer or Company make any payment with respect to any Tax refund or reduction with respect to (a) any net operating loss carry back, Tax credit or other Tax attribute incurred in a period occurring after the Closing Date being carried back to a Pre-Closing Tax Period; (b) a refund or reduction taken into account in the computation of the Aggregate Purchase Price or Final Closing Working Capital; (c) any Tax refund resulting from the payment of Indemnified Taxes made by the Buyer or Company after the Closing Date to the extent the Selling Parties have not indemnified Buyer or the Company for such payment in accordance with this Agreement; or (d) any Tax refund that gives rise to a payment obligation by the Buyer or the Company to any Person under applicable Law or a provision of a Contract entered into (or assumed) by the Company on or prior to the Closing Date.
Section 7.07    Tax Treatment. The Transactions are intended to be treated as described in Rev. Rul. 99-6 (Situation 2) as though (i) Buyer acquired all of the assets of the Company and (ii) the Seller Members sold the Purchased Interests pursuant to Section 741 of the Code. Each of Buyer, Sellers’ Representative and the Seller Members agrees to file all federal, and applicable state, local and foreign net income Tax Returns in a manner consistent with the foregoing, and not take any position, whether in any Tax Return, audit, examination, adjustment or action with respect to a Tax, which is inconsistent with such treatment, unless required to do so by applicable Law.
Section 7.08    Purchase Price Allocation. Within thirty (30) days after the date upon which the post-closing adjustments described in Section 2.05(b) are finalized, Buyer shall prepare and submit for the Sellers’ Representative’s review an allocation of the purchase price, as determined for applicable Tax purposes and including assumed liabilities included in such purchase price for applicable Tax purposes (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, provided, however, the fair market value of inventory shall equal its cost and furniture, fixtures and equipment of the Company shall equal its accounting book value, net of depreciation, each as shown on the Financial Statements as of the end of the day immediately before the Closing Date. The Allocation Schedule shall be deemed final unless the Sellers’ Representative notifies Buyer in writing that the Sellers’ Representative objects to one or more items reflected in the Allocation Schedule within ten (10) days after delivery of the Allocation Schedule to the Sellers’ Representative. In the event of any such objection, the Sellers’ Representative and Buyer shall negotiate in good faith to resolve such dispute; provided that if the Sellers’ Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within twenty (20) days after the delivery of the Allocation Schedule to the Sellers’ Representative, such dispute shall be resolved by the Independent Accountant in accordance with the provisions of Section 2.05(b). The allocation, as finalized pursuant to this Section 7.08, is referred to herein as the “Asset Allocation Statement.” Except with respect to any subsequent adjustments to the purchase price as determined for applicable Tax purposes, Buyer and each Seller Member shall be bound by the Asset Allocation Statement for purposes of determining any Taxes, preparing and filing any Tax Returns, and the conduct any proceeding before any Tax Authority or otherwise. The Asset Allocation Statement shall be revised to take into account subsequent adjustments to the purchase price as determined for applicable Tax purposes, and the Parties shall cooperate with each other in good faith to promptly amend the Asset Allocation Statement, as applicable, in a manner consistent with the methodology described in this Section 7.08. In the event that an Asset Allocation Statement is disputed by any Tax Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other relevant Party or Parties concerning the resolution of such dispute. Buyer and each Seller Member shall cooperate in the preparation and timely filing of (i) IRS Form 8594 Asset Acquisition Statement Under Section 1060 of the Code (or any successor forms thereto), as applicable, and any comparable state or local or foreign forms or reports, and (ii) to the extent permissible by or required by Law, any corrections, amendments or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the purchase price as determined for applicable Tax purposes). Buyer and Seller Members and their Affiliates covenant and agree that each shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation. Neither Buyer, any Seller Member, nor any of their Affiliates shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless otherwise required by a determination within the meaning of Section 1313(a) of the Code, provided, however, that nothing contained herein shall prohibit the parties from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of such Tax treatment, and no party shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Tax treatment.
Section 7.09    Contests. Buyer agrees to promptly give written notice to the Sellers’ Representative of the receipt of any written notice by the Company, Buyer, or any of their respective Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which either of the Seller Members may be required to pay Taxes as a result of such claim or Action, or an indemnity may be sought by Buyer or any Buyer Indemnitee for Indemnified Taxes (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s or any Buyer Indemnitees’ right to indemnification hereunder to the extent such failure materially prejudices the Seller Members. The Sellers’ Representative shall control contests of Tax Claims solely relating to any Company Income Tax Returns filed on a pass-through basis for a Pre-Closing Tax Period; provided, however, that the Sellers’ Representative shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim relating to any such Company Income Tax Return; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer. In addition to the foregoing, Buyer shall obtain the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim relating to any Tax Claim that is not controlled by the Sellers’ Representative; and, provided further, that the Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Sellers’ Representative.
Section 7.10    Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Seller Members, on the other hand. The parties shall use commercially reasonable efforts to minimize the incurrence of any such Transfer Taxes.
Section 7.11    Survival; Overlap. Notwithstanding anything to the contrary in this Agreement (including Article X), the obligations of the Parties set forth in this Article VII shall survive the Closing Date until they have been satisfied. If any obligation or responsibility pursuant to Article X may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.
ARTICLE VIII
CLOSING CONDITIONS
Section 8.01    Closing Conditions of All Parties. The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect or (ii) issued or granted any Governmental Order (whether temporary, preliminary or permanent) that is in effect, in each case which has the effect of making the purchase and sale of the Purchased Interests illegal or otherwise restraining, enjoining or otherwise prohibiting the consummation of the purchase and sale of the Purchased Interests.

(b)any waiting period (and any extension thereof) applicable to the purchase and sale of the Purchased Interests under the HSR Act shall have expired or been terminated, and any other required approvals, consents, waivers, clearances or expiration or termination of waiting periods under applicable Antitrust Laws shall have been obtained.
Section 8.02    Closing Conditions of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)Each Seller Member shall have delivered an Assignment to Buyer, duly executed by such Seller Member.
(b)At least three (3) Business Days before Closing, the Sellers’ Representative shall have delivered to Buyer the Estimated Statements contemplated in Section 2.04.
(c)(i) The representations and warranties of the Company and the Seller Members contained in this Agreement (considered without regard to any reference to materiality or Material Adverse Effect qualifiers set forth therein), other than the Fundamental Representations, shall be true and correct as of the Closing Date in all material respects, as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date, and (ii) the Fundamental Representations (considered without regard to any reference to materiality or Material Adverse Effect qualifiers set forth therein), shall be true and correct as of the Closing Date in all respects, as though made on and as of the Closing Date, except for any de minimis inaccuracies and except for those Fundamental Representations which address matters only as of a particular date shall have been true and correct only as of such date;
(d)The Company and each Seller Member shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or him on or prior to the Closing and Buyer shall have received a certificate of an officer of the Company and of each Seller Member to that effect (such certificates referred to in this subsection (d) and subsection (c) above, the “Closing Certificates”).
(e)Since the date of this Agreement, there shall not have occurred any event, occurrence, fact, circumstance, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)Buyer shall have received a certificate of an officer of the Company certifying that attached thereto are true and complete copies of the resolutions adopted by the members and board of managers (or equivalent) of the Company authorizing the Company’s execution, delivery and performance of this Agreement and the Ancillary Documents to which it is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.
(g)Buyer shall have received resignations of the officers and members of the board of managers (or equivalent body) of the Company.
(h)Sellers’ Representative shall have delivered to Buyer a certificate of existence for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized and in all jurisdictions in which the Company is qualified to do business as a foreign corporation.
(i)Each Seller Member shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller Member is not a foreign person within the meaning of Section 1445 of the Code.
(j)At or prior to the Closing, the Seller Members shall, and shall cause the Company to, extinguish any Indebtedness of the Company to third parties and shall have caused to be released all Encumbrances related to all Indebtedness upon any of the properties and assets of the Company. The Sellers’ Representative shall have delivered to Buyer customary debt payoff letters and, if applicable, lien releases, termination statements under the Uniform Commercial Code and any other applicable Laws, in recordable form, and other instruments as may be reasonably requested by Buyer, in each case, evidencing the extinguishment of all security interests and other Encumbrances related to the Company or any of its assets or properties;
(k)Sellers’ Representative shall have delivered reasonably satisfactory evidence to Buyer that all Related Party Obligations shall have been eliminated from being a future obligation or right of any Seller Party or any of their respective Affiliates, as applicable.
(l)Sellers’ Representative shall have delivered to Buyer an executed counterpart signature page to the Escrow Agreement.
(m)Sellers’ Representative shall have delivered to Buyer the Third Party Consents set forth in Schedule 8.02(m).
(n)Sellers’ Representative shall have delivered to Buyer the Termination and Release Agreement, validly executed and delivered by Scott Willoughby in accordance with Section 6.11 of this Agreement.
(o)Sellers’ Representative shall have delivered to Buyer (a) executed resolutions of the board of managers of the Company authorizing termination of each 401(k) Plan, and (b) executed amendments to each 401(k) Plan, in accordance with Section 6.12 of this Agreement.

(p)The Seller Members shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.
Section 8.03    Closing Conditions of the Seller Members. The obligations of Seller Members and the Sellers’ Representative to consummate the Transactions shall be subject to the fulfillment or the waiver by the Sellers’ Representative, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of Buyer contained in this Agreement (considered without regard to any reference to materiality or Material Adverse Effect qualifiers set forth therein), shall be true and correct as of the Closing Date in all material respects, as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall have been true and correct only as of such date.
(b)Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and the Sellers’ Representative shall have received a certificate of an officer of Buyer to that effect.
(c)Buyer shall have delivered, or caused to be delivered, to the Seller Members cash in an amount equal to the Closing Payment Amount minus the Escrow Amount by wire transfer in immediately available funds, to an account or accounts designated at least two (2) Business Days prior to the Closing Date by the Sellers’ Representative in a written notice to Buyer.
(d)Buyer shall have delivered, or shall have caused to be delivered, to the Escrow Agent by wire transfer of immediately available funds the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount.
(e)Buyer shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from the Seller Members to such third parties as Transaction Expenses as set forth on the applicable Estimated Statement.
(f)Buyer shall have delivered to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding indebtedness as set forth on the applicable Estimated Statement.
(g)Buyer shall have delivered to the Sellers’ Representative an executed counterpart signature page to the Escrow Agreement.
(h)Buyer shall have delivered to the Sellers’ Representative such other documents or instruments as the Sellers’ Representative reasonably requests and are reasonably necessary to consummate the Transactions.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:
(a)by mutual written consent by Buyer and the Sellers’ Representative;
(b)by either Buyer or the Sellers’ Representative if the Closing shall not have occurred on or before October 31, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)by either Buyer or the Sellers’ Representative upon the issuance of any Governmental Order which is final and nonappealable which would (i) prevent the consummation of the Transactions, (ii) prohibit Buyer’s or the Company’s ownership or operation of any portion of the business of the Company or (iii) compel Buyer or the Company to dispose of or hold separate, as a result of the Transactions, any portion of the business or assets of the Company or Buyer;
(d)by Buyer upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Seller Members set forth in this Agreement, or if any representation or warranty of the Company or Seller Members shall have become untrue, in either case such that the conditions set forth in Sections 8.02(c) and 8.02(d) would not be satisfied (“Terminating Company Breach”) provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts and for so long as the Company continues to exercise such commercially reasonable efforts, Buyer may not terminate this Agreement under this Section 9.01(d) unless such breach is not cured within thirty (30) days after written notice thereof is provided by Buyer to the Sellers’ Representative (but no cure period is required for a breach which, by its nature, cannot be cured); or
(e)by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Buyer Breach”); provided, however, that, if such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts and for so long as Buyer continues to exercise such commercially reasonable efforts, the Sellers’ Representative may not terminate this

Agreement under this Section 8.01(e) unless such breach is not cured within thirty (30) days after written notice thereof is provided by the Sellers’ Representative to Buyer (but no cure period is required for a breach which, by its nature, cannot be cured).
Section 9.02    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and of no further force and effect, there shall be no liability under this Agreement on the part of any Party or any of their respective officers, directors, stockholders, managers or members, as applicable, and all rights and obligations of each Party hereto shall cease; provided, however, that (i) Article XI shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any Party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.
ARTICLE X
INDEMNIFICATION
Section 10.01    Survival of the Company’s and Seller Members’ Representations, Warranties and Covenants; Time Limits on Indemnification Obligations. All representations and warranties of the Company and the Seller Members contained in, or arising out of, this Agreement shall survive the Closing hereunder for a period of fifteen (15) months after the Closing Date; provided, however, that (a) the representations and warranties set forth in 3.21 (Tax Matters) shall survive until 60 days after the applicable statute of limitations; and (b) the representations and warranties set forth in Sections 3.01 (Representations of the Seller Members), 3.02 (Organization, Authority and Qualification of the Company), 3.03 (Capitalization), 3.04 (No Subsidiaries), 3.05(a), (b) and (d) (No Conflicts; Consents), and 3.24 (Brokers) (each such foregoing section in (a) and (b), a “Fundamental Representation”) shall survive until the later of (i) six (6) years from the Closing Date and (ii) thirty (30) days following the expiration of the longest applicable statute of limitations, including the application of all extensions thereto; provided, however, that the foregoing survival periods shall not apply in respect of (y) any claims that have been asserted in writing and with reasonable specificity prior to the expiration of the applicable survival period, and (z) any Fraud Claims. All post-Closing covenants of the Parties will survive the Closing in accordance with their terms; provided that, no right to indemnification pursuant to this Article X in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation. If Buyer provides notice of a claim in accordance with the terms of this Agreement prior to the end of the applicable period of survival set forth in this Section 10.01, then the liability for such claim will continue until such claim is fully resolved.
Section 10.02    Indemnification Relating to the Company. Subject to the terms, conditions and limitations set forth in this Article X, from and after the Closing, the Seller Members, severally and not jointly (provided, however, that the satisfaction of Losses out of the Escrow Amount shall be joint and several), and without any right of contribution from the Company shall indemnify, defend and hold harmless each of Buyer, its Affiliates (including the Company) and the respective Representatives of each of the foregoing (collectively, the “Buyer Indemnitees”), from and against, and shall promptly pay or reimburse each Buyer Indemnitee for, any and all Losses sustained or incurred (including any Losses sustained or incurred after the end of the applicable survival period, provided that a claim is made prior to the end of the applicable survival period in Section 10.01 in accordance with the terms of this Agreement) by any Buyer Indemnitee resulting from:
(a)any inaccuracy in or breach of a representation or warranty made by the Company (i) in this Agreement (other than any breach of a Fundamental Representation) and/or (ii) in any certificate delivered by the Company pursuant to this Agreement, including the bring down of each such representation or warranty made by the Company as of the Closing made in the applicable Closing Certificate;
(b)any inaccuracy in or breach of a Fundamental Representation made by the Company (i) in this Agreement and/or (ii) in any certificate delivered by the Company pursuant to this Agreement, including the bring down of each Fundamental Representation by the Company as of the Closing made in the applicable Closing Certificate;
(c)any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Closing Payment Amount or otherwise satisfied or paid at or before the Closing;
(d)any claim by any holder of Equity Interests in the Company or any other Person relating to the allocation or disbursement of the Closing Payment Amount or any element or portion thereof;
(e)any Fraud Claim with respect to the Company;
(f)any claim for Indemnified Taxes;
(g)any claim arising under Section 409A of the Code with respect to the Phantom Unit Agreements; or
(h)any claim for indemnification from the Company by an officer, director, manager, member, equityholder, or employee of the Company under the Organizational Documents of the Company arising out of or relating to events or circumstances that first occurred before the Closing.
Section 10.03    Indemnification Relating to the Seller Members. Subject to the terms, conditions and limitations set forth in this Article X, from and after the Closing, each Seller Member, severally and not jointly (provided, however, that the satisfaction of Losses out of the Escrow Amount shall be joint and several), shall indemnify, defend and hold harmless the Buyer Indemnitees from and against, and shall promptly pay or reimburse each Buyer Indemnitee for, any and all Losses sustained or incurred by any Buyer Indemnitee resulting from:
(a)any inaccuracy in or breach of a representation or warranty made by such Seller Member (i) in this Agreement (other than any breach of a Fundamental Representation) and/or (ii) in any certificate delivered by such Seller Member pursuant to this Agreement, including the bring down of each representation or warranty by each Seller Member as of the Closing made in the applicable Closing Certificate;
(b)any inaccuracy in or breach of a Fundamental Representation made by such Seller Member (i) in this Agreement and/or (ii) in any certificate delivered by such Seller Member pursuant to this Agreement, including the bring down of each Fundamental Representation by each Seller Member as of the Closing made in the applicable Closing Certificate;
(c)any breach by such Seller Member of a post-Closing covenant, agreement or obligation made by such Seller Member in this Agreement; or
(d)any Fraud Claim with respect to such Seller Member.
Section 10.04    Indemnification Procedures.
(a)Buyer shall give prompt notice to the Sellers’ Representative of any claim for indemnification under this Article X by delivering to the Sellers’ Representative a certificate (a “Claim Certificate”) that shall specify in reasonable detail the individual items of Losses for which indemnification is being sought, including the representation, warranty or covenant or other indemnification obligation to which such item is related, and the facts and circumstances related to such Losses, and the amount of the Losses incurred and/or a good faith estimate of the potential Losses with respect to such claim.
(b)Buyer may only seek recovery of Losses pursuant to Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) by delivering to the Sellers’ Representative a Claim Certificate in respect of such claim prior to the deadline applicable to such claim as set forth in Section 10.01. Buyer may only seek recovery of Losses pursuant to Sections 10.02(c) through 10.02(f) and 10.03(c) by delivering to Sellers’ Representative a Claim Certificate in respect of such claim prior to sixty (60) days following the expiration of the statute of limitations applicable to such claim (including all applicable periods of extension). Notwithstanding anything herein to the contrary, if a timely Claim Certificate has been given as set forth herein, then the claim shall survive until such claim has been finally resolved. The delivery of a Claim Certificate in respect of any Fraud Claim shall be required but shall not be so limited in time. The date of such delivery of Claim Certificate is referred to herein as the “Claim Date” of such Claim Certificate (and the claims for indemnification contained therein).
(c)In the event the Sellers’ Representative shall object to the indemnification of a Buyer Indemnitee in respect of any claim or claims specified in any Claim Certificate, Sellers’ Representative shall, within thirty (30) days after receipt of such Claim Certificate, deliver to Buyer a notice to such effect, specifying in reasonable detail the basis for such objection (an “Objection Notice”). If the Sellers’ Representative delivers an Objection Notice in accordance with this Section 10.04(c), Buyer and the Sellers’ Representative shall, within the thirty (30) day period beginning on the date of receipt by Buyer of such Objection Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Sellers’ Representative shall have so objected. If Buyer and the Sellers’ Representative succeed in reaching agreement on their respective rights with respect to any of such claims, Buyer and the Sellers’ Representative shall promptly prepare and sign a memorandum setting forth such agreement and deliver to the Escrow Agent.
(d)Should Buyer and the Sellers’ Representative be unable to agree as to any particular item or items or amount or amounts within the time periods set forth herein, then Buyer or the Sellers’ Representative shall be permitted to submit such dispute to the courts set forth in Section 11.10(b).
(e)Claims for Losses specified in any Claim Certificate to which the Sellers’ Representative has not objected in writing within thirty (30) days of receipt of such Claim Certificate, and claims for Losses covered by a memorandum of agreement of the nature described in Section 10.04(c), and claims for Losses the validity and amount of which have been the subject of judicial determination or shall have been settled with the consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), are hereinafter referred to, collectively, as “Agreed Claims”). Buyer and the Sellers’ Representative shall promptly instruct the Escrow Agent to release to Buyer the portion of the Indemnity Escrow Amount with a value equal to the Losses associated with an Agreed Claim.
Section 10.05    Third Party Claims. If any actual or threatened claim or demand by a third party (a “Third Party Claim”) is made against any Buyer Indemnitee, and if such Buyer Indemnitee intends to seek indemnity with respect thereto under this Article X, such Buyer Indemnitee shall, as soon as practicable, notify the Sellers’ Representative of such Third Party Claim; provided that the failure to so notify the Sellers’ Representative shall not relieve the Seller Members of their obligations hereunder, except to the extent that the Seller Members are actually and materially prejudiced thereby. The notice of a Third Party Claim shall include, based on the information then available to Buyer, a summary in reasonable detail of the basis for the Third Party Claim. The Sellers’ Representative, on behalf of the Seller Members shall, at its sole expense, be entitled to participate in any defense of such

Third Party Claim; provided, however, that Buyer shall have full control over the litigation, including settlement and compromise thereof, unless the primary remedy of such settlement or compromise is injunction or other non-monetary relief which is applicable to the Seller Members, in which case the Sellers’ Representative’s written consent shall be required, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall have the right in its sole and absolute discretion whether to settle any Third Party Claim, and the amount of any settlement payment or extent of any other Liabilities incurred by way of such settlement, provided, that except with the consent of the Sellers’ Representative (which shall not be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim shall be determinative of the amount of Losses relating to such matter or that a Buyer Indemnitee is entitled to indemnification pursuant to this Article X. In settling any Third Party Claim, Buyer shall not be deemed to be an agent of, and shall have no duty, including, without limitation, any fiduciary duty, duty of loyalty, duty of good faith or duty of disclosure, to the Seller Members.
Section 10.06    Limitation as to Certain Qualifiers. For purposes of this Article X, any breach of any representation or warranty set forth in this Agreement, and the calculation of the amount of any Losses incurred in connection with any breach of any representation or warranty set forth in this Agreement, shall be determined without regard to any materiality, Material Adverse Effect, or other correlative or similar terms or qualification contained in or otherwise applicable to such representation or warranty; provided, however, that for purposes of Section 3.07, Section 3.08(a), and the definition of “Material Contracts,” the parties agree that all references to “material,” “materially,” “materiality,” or to whether a breach would have a Material Adverse Effect will not be disregarded for any purpose.
Section 10.07    Limitation on Indemnification; Order of Recovery.
(a)The Seller Members shall not be liable hereunder to the Buyer Indemnitees pursuant to Section 10.02(a) unless the aggregate of all Losses arising thereunder exceeds $350,000 (the “Deductible”), after which time the Seller Members shall be liable in full for all indemnifiable Losses in excess of the Deductible. The Deductible will not apply to any claim for Losses arising under Section 10.03.
(b)The Indemnity Escrow Amount shall serve as the sole and exclusive source of indemnification from which a Buyer Indemnitee may recover Losses pursuant to Sections 10.02(a) and 10.03(a), and Losses under Sections 10.02(a) or 10.03(a) shall be satisfied solely and exclusively from, and the Seller Members shall have no personal liability for any Losses under Sections 10.02(a) or 10.03(a) in excess of, the Indemnity Escrow Amount.
(c)Losses pursuant to Sections 10.02(b), 10.02(c), 10.02(d) and 10.02(g) shall be satisfied, without regard to the Deductible, in the following order: (i) first, from the Indemnity Escrow Amount up to $1,750,000, and (ii) second, by the Sellers Members in accordance with the applicable Selling Percentages.
(d)Losses pursuant to Section 10.02(e) shall be satisfied, without regard to the Deductible, by the Seller Members in accordance with the applicable Selling Percentages regardless of who committed the Fraud.
(e)Losses pursuant to Section 10.02(f) shall be satisfied, without regard to the Deductible, by the Seller Members in accordance with the applicable Selling Percentages.
(f)Losses pursuant to Section 10.02(h) shall be satisfied, without regard to the Deductible, by the Seller Members in accordance with the applicable Selling Percentages.
(g)Losses pursuant to Sections 10.03(b), 10.03(c) and 10.03(d) shall be satisfied, without regard to the Deductible, solely by the Seller Member who committed the breach or Fraud, as applicable.
(h)Except in the event of Losses pursuant to Sections 10.02(e), 10.03(c) and 10.03(d), in no event shall any Seller Member be personally liable for more than the portion of the Aggregate Purchase Price actually received or deemed to have received as of the Closing in the case of the Escrow Amount by such Seller Member.
(i)The amount of any and all Losses under this Article X shall be determined net of any amounts actually recovered by the Buyer Indemnitee under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses. In the event any Losses recovered by the Buyer Indemnitees from a Seller Member is subsequently recovered from any Company insurance policy, then such amount shall be replenished or reimbursed by Buyer by a corresponding amount. Each Party hereto waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.
(j)Buyer shall take and shall cause its Affiliates to take all commercially reasonable steps to mitigate any Losses upon becoming aware of any event that has resulted in such Losses. However, the obligation to mitigate on the part of Buyer shall not require Buyer, the Company or any of their respective Affiliates to modify the operation of their respective businesses or to take any action or omit to take any action inconsistent with their respective past practices. The costs of any such mitigation shall be included in the calculation of Losses under this Article X.

(k)Any amount previously taken into account in the Closing Payment Amount as finally determined in accordance with Section 2.04 or which is duplicative of Losses that have previously been recovered hereunder will not be further subject to an indemnification claim.
Section 10.08    Effect of Investigation; Reliance and Waiver. The right to indemnification, payment of Losses or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation or warranty, covenant or agreement made by the Company or any Seller Member or any other matter. The Parties agree that, other than in the case of Fraud Claims, reliance shall not be an element of any claim or cause of action by any Buyer Indemnitee for misrepresentation or beach of a representation, warranty or covenant or for indemnification under this Agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or based on the performance of, or compliance with, any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or obligations.
Section 10.09    Exclusion of Other Monetary Remedies. The Parties agree that, from and after the Closing Date, the indemnification or reimbursement obligations of the Parties set forth in this Article X shall constitute the sole and exclusive remedies of the Parties (other than the Sellers’ Representative) for any monetary Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement and the Transactions. The provisions of this Section 10.09 will not, however, prevent or limit a cause of action (a) brought by any Party to enforce any decision or determination of the Independent Accountant, (b) brought by Buyer to enforce the obligations of the Seller Members in Sections 6.02 and 6.03 or (c) brought by any Seller Member or the Sellers’ Representative to enforce the rights of the Seller Members to receive the Adjusted EBITDA Earnout Payment pursuant to Section 2.05 of this Agreement, if and to the extent applicable. Without limiting the generality of this Section 10.09, the Parties hereby waive any statutory, equitable, or common law rights or remedies that otherwise may be asserted against such Party by any Buyer Indemnitee.
Section 10.10    Tax Treatment. The Parties acknowledge and agree that any payment pursuant to this Article X shall be treated as an adjustment to the Purchase Price under this Agreement for Tax purposes to the maximum extent permitted by applicable Laws.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 11.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to Sellers’ Representative:	Farhad Shakiba 255 Lenora St., Unit 3104 Seattle, WA Email:
with a copy to:	Tonkon Torp LLP 888 SW Fifth Avenue Suite 1600 Portland, Oregon 97204 Attention: Jeffrey W. Woodcox and Josh Smith Email: jeffrey.woodcox@tonkon.com, josh.smith@tonkon.com

If to Buyer:	PLAYSTUDIOS US, LLC c/o PLAYSTUDIOS, Inc. 10150 Covington Cross Drive Las Vegas, Nevada 89144 Attention: General Counsel Email: joel@playstudios.com
with a copy to:	DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303 Attention: Rachel Paris, Esq. Email: rachel.paris@us.dlapiper.com
Section 11.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 11.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 11.05    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
Section 11.06    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 11.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the consent of any other Party, (a) assign its rights, in whole or in part, to one of its Affiliates or Subsidiaries, and (b) collaterally assign its rights under this Agreement to any lender, agent, or collateral trustee for such lender. No assignment shall relieve the assigning Party of any of its or his obligations hereunder.
Section 11.08    No Third-party Beneficiaries. Except as provided in Article X, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by Buyer and the Sellers’ Representative. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
Section 11.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).
Section 11.11    Disclosure Schedules. The Disclosure Schedules will be arranged to correspond to the representations and warranties in Article III of this Agreement, and the disclosure in any section of the Disclosure Schedule shall qualify the corresponding section or paragraph in this Agreement and other sections and paragraphs of Article III solely to the extent it is readily apparent on the face of such disclosure without any independent knowledge of the reader that it also qualifies or applies to such other sections and paragraphs. The information set forth in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of applicable Law or breach of any Contract. The disclosure of any information in the Disclosure Schedule will not be deemed (a) to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Seller Members or the Company, as applicable, in this Agreement, or that such information is material nor (b) to establish a standard of materiality.
Section 11.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 11.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.14    Attorney-Client Privilege.
(a)If the Sellers’ Representative or the Seller Member so desire, and without the need for any consent or waiver by Buyer (Buyer having hereby consented thereto or waived), then Tonkon Torp LLP (the “Existing Counsel”) shall be permitted to represent the Sellers’ Representative or any Seller Member after the Closing in connection with any matter related to the Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, the Existing Counsel shall be permitted to represent the Sellers’ Representative or any Seller Member, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any Action) with Buyer, the Company or any of their agents or Affiliates under or relating to this Agreement, the Transactions, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Immediately following the Closing, the Company shall cease to have any attorney-client relationship with the Existing Counsel, unless and to the extent the Existing Counsel is specifically engaged in writing by the Company to represent it after the Closing. Any such representation of the Company by the Existing Counsel after the Closing shall not affect the foregoing provisions hereof.

(b)Buyer further agrees that, as to all privileged communications among the Existing Counsel and the Company, the Sellers’ Representative, any Seller Member and/or any of their respective Affiliates and all attorney work product that in either case relate to the negotiation, documentation and consummation of the Transactions (collectively the “Protected Information”), the attorney-client privilege, the expectation of client confidence, all attorney work product protections and all similar protections belong to the Sellers’ Representative or any such Seller Member, as applicable, and not Buyer or the Company or any of their Affiliates, and may be controlled by the Sellers’ Representative or any such Seller Member and shall not pass to or be claimed by Buyer or the Company or any Affiliate thereof, to the extent such privilege has not been waived. The Protected Information is the property of the Sellers’ Representative or the Seller Members, as applicable, and from and after the Closing neither the Company nor Buyer, or any Person purporting to act on behalf of or through either of them or any of their Affiliates, will seek to obtain such communications or work product, whether by seeking a waiver of the attorney-client privilege or attorney work product protection or through other means, in each case to the extent the privilege with respect to such Protected Information has not been waived. The Protected Information may be used by the Sellers’ Representative, any Seller Member and/or any of their Affiliates in connection with any dispute that relates in any way to the Transactions, including in any claim for indemnification brought by any Buyer Indemnitee. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company may assert the attorney-client privilege and/or attorney work product protections to prevent disclosure of confidential communications by the Existing Counsel to such third party, to the extent the privilege has not been waived; provided, however, that the Company may not waive such privilege without the prior written consent of the Sellers’ Representative. All communications (including all privileged communications) in any form or format whatsoever between or among the Existing Counsel, on the one hand, and the Company or any of its directors, officers, employees, or other representatives, on the other hand, to the extent they do not relate to the negotiation, documentation, and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by the Company, or any dispute arising under this Agreement or the Transactions (collectively, the “Non-Deal Communications”), shall, to the extent privileged, remain privileged after the Closing, and the Non-Deal Communications and the expectation of client confidence relating thereto shall belong solely to and be controlled by the Company, and shall not pass to or be claimed or retained by Seller Representative or any Seller Member.
[signature page follows]

IN WITNESS WHEREOF, the Parties have executed, or have caused this Membership Interest Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

BUYER:
PLAYSTUDIOS US, LLC

By:	/s/ Andrew Pascal
	Name:	Andrew Pascal
	Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed or have caused this Membership Interest Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:
BRAINIUM STUDIOS LLC

By:	/s/ Scott Willoughby
	Name:	Scott Willoughby
	Title:	Member

SELLER MEMBERS:

/s/ Jake Brownson
Jake Brownson, an individual

/s/ Farhad Shakiba
Farhad Shakiba, an individual

SELLERS’ REPRESENTATIVE

/s/ Farhad Shakiba
Farhad Shakiba